                                                                   EXHIBIT 10.7

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                        REVOLVING CREDIT LOAN AGREEMENT

                                     among

                           ROCKY SHOES & BOOTS, INC.,

                          FIVE STAR ENTERPRISES LTD.,

                           LIFESTYLE FOOTWEAR, INC.,

                            BANK ONE, COLUMBUS, NA,

                          THE HUNTINGTON NATIONAL BANK

                                      and

                        BANK ONE, COLUMBUS, NA, as Agent

                          Dated as of January 28, 1997



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                               TABLE OF CONTENTS

             (This Table of Contents is not part of this Agreement

                   and is only for convenience of reference.)

                                                                                                          Page
ARTICLE I: Definitions

         Section  1.1      Definitions....................................................................   1
         Section  1.2      Use of Terms...................................................................  11
         Section  1.3      Cross References; Headings.....................................................  12
         Section  1.4      Accounting Terms...............................................................  12

ARTICLE II: Amount and Terms of Commitment, Revolving Credit Loans and Letters of Credit

         Section  2.1      Commitments to Make Revolving Credit Loans.....................................  12
         Section  2.2      Amounts Drawn Under L/Cs.......................................................  13
         Section  2.3      Loan Administration............................................................  13
         Section  2.4      Notes; Termination Date........................................................  13
         Section  2.5      Notice of Revolving Credit Loan Borrowing......................................  14
         Section  2.6      Mandatory Reduction and Termination of Commitments.............................  14
         Section  2.7      Use of Proceeds................................................................  14
         Section  2.8      Fees...........................................................................  14
         Section  2.9      Additional Costs...............................................................  15
         Section 2.10      Illegality and Impossibility...................................................  16

ARTICLE III: Interest and Prepayments

         Section  3.1      Interest.......................................................................  16
         Section  3.2      Principal Payments.............................................................  17
         Section  3.3      Prepayments....................................................................  17
         Section  3.4      General Provisions as to Payments and Funding of Loans
                           and L/Cs.......................................................................  18
         Section  3.5      Security Set-Off...............................................................  19

ARTICLE IV: Letters of Credit

         Section  4.1      Issuance of Commercial L/Cs....................................................  19
         Section  4.2      Issuance of Standby L/Cs.......................................................  21
         Section  4.3      Participation of L/Cs..........................................................  22
         Section  4.4      Further Assurances.............................................................  23
         Section  4.5      Obligations Absolute...........................................................  23

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
ARTICLE V: Representations and Warranties

         Section  5.1      Representations and Warranties.................................................  23

ARTICLE VI: Conditions of Lending

         Section  6.1      Conditions to Initial Transaction..............................................  29
         Section  6.2      Conditions to Each Transaction.................................................  31

ARTICLE VII: Covenants

         Section  7.1      Affirmative Covenants..........................................................  32
         Section  7.2      Negative Covenants.............................................................  37

ARTICLE VIII: Events of Default

         Section  8.1      Events of Default..............................................................  40
         Section  8.2      Allocation of Proceeds.........................................................  43

ARTICLE IX: The Agent

         Section  9.1      Appointment....................................................................  43
         Section  9.2      Delegation of Duties...........................................................  44
         Section  9.3      Exculpatory Provisions.........................................................  44
         Section  9.4      Reliance by Agent..............................................................  44
         Section  9.5      Notice of Default..............................................................  44
         Section  9.6      Non-Reliance on Agent and Other Banks..........................................  45
         Section  9.7      Indemnification................................................................  45
         Section  9.8      Bank One in Its Individual Capacity............................................  46
         Section  9.9      Successor Agent................................................................  46

ARTICLE X: Assignment and Participation

         Section 10.1      Assignments....................................................................  46
         Section 10.2      Participations.................................................................  46
         Section 10.3      Disclosure of Information......................................................  47

ARTICLE XI: Miscellaneous

         Section 11.1      Expenses.......................................................................  47
         Section 11.2      Covenants to Survive, Binding Agreement........................................  48
         Section 11.3      Waivers........................................................................  48
         Section 11.4      Notices........................................................................  48
         Section 11.5      Section Headings, Severability, Entire Agreement...............................  49
         Section 11.6      Governing Law..................................................................  50

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
         Section 11.7      Right of Setoff................................................................  50
         Section 11.8      Amendments.....................................................................  50
         Section 11.9      Taxes and Fees.................................................................  50
         Section 11.10     Counterparts...................................................................  50
         Section 11.11     Effective Date.................................................................  51
         Section 11.12     Waiver of Jury Trial...........................................................  51
         Section 11.13     Waiver of Subragation .........................................................  51
         Seciton 11.14     Confession of Judgment ........................................................  51

Signatures        ........................................................................................  52

Exhibit A -- Bank One Note
Exhibit B -- HNB Note
Exhibit C -- Legal Opinions

Exhibit D -- Borrowing Base Certificate

Schedule 5.1(d) -- Litigation
Schedule 5.1(s) -- Intellectual Property
Schedule 5.1(u) -- Contingent Obligations

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



                        REVOLVING CREDIT LOAN AGREEMENT

         THIS REVOLVING CREDIT LOAN AGREEMENT (the "Agreement"), dated as of January 28, 1997, is made and entered into by and among Rocky Shoes & Boots, Inc., an Ohio corporation ("Rocky Inc."), Five Star Enterprises Ltd., a Cayman Islands corporation ("Five Star"), Lifestyle Footwear, Inc., a Delaware corporation ("Lifestyle") (the foregoing parties being referred to herein individually as a "Borrower" and collectively as the "Borrowers"), Bank One, Columbus, NA, a national banking association ("Bank One"), The Huntington National Bank, a national banking association ("HNB")(Bank One and HNB shall be referred to herein individually as a "Bank" and collectively as the "Banks"), and Bank One, Columbus, NA, as Agent, acting in the manner and to the extent described in Article IX (in such capacity, the "Agent").

                             BACKGROUND INFORMATION

         A. The Borrowers have requested that the Banks provide revolving credit and other credit facilities to the Borrowers, and the Banks have agreed to provide such revolving credit and other credit facilities, upon and subject to the terms and conditions as hereinafter set forth.

                                   PROVISIONS

         NOW, THEREFORE, in consideration of the provision of such revolving credit and other credit facilities, the agreements and covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Banks, the Agent and the Borrowers do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.1 Definitions. As used herein, in any certificate, document or report delivered pursuant to this Agreement (unless otherwise defined in such certificate, document or report), the following terms shall have the following meanings:

                  "Accounts Receivable" shall mean, at any date, the total of all accounts which would be properly classified in accordance with GAAP as accounts receivable on the balance sheets of the Borrowers at such date.

                  "Affiliate" shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, a Borrower. For purposes of this definition, "control" means power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of the governing body or person of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                  "Agent" shall mean the Agent as provided in Article IX , and its successors and assigns.

                  "Aggregate Commitment" shall mean the collective, but several, Commitments of the Banks to make Revolving Credit Loans to the Borrowers and issue, provide and fund Commercial L/Cs and Standby L/Cs on behalf of the Borrowers up to the following maximum aggregate amounts, subject to the terms and conditions of this Agreement:

                  (i) from January 28, 1997 through and including May 31, 1997, the maximum aggregate amount of Twenty-Five Million Dollars
($25,000,000);

                  (ii) from June 1, 1997 through and including December 31, 1997, the maximum aggregate amount of Thirty-Five Million Dollars
($35,000,000); and

                  (iii) from January 1, 1998 through and including April 30, 1998, the maximum aggregate amount of Twenty-Five Million Dollars
($25,000,000).

                  "Agreement" shall mean this Revolving Credit Loan Agreement, as the same may be amended, modified, supplemented, extended, restated or replaced from time to time.

                  "Agreement Regarding Lease" shall mean the Agreement Regarding Lease dated May 4, 1993, and a First Amendment thereof, among NBD, Rocky Co. and William Brooks Real Estate Company regarding the Borrowers' facility located at 45 Canal Street, Nelsonville, Ohio, as assigned by NBD to Bank One pursuant to an Assignment of Agreement Regarding Lease dated February 2, 1996, as the same may be further amended, modified, supplemented, extended, restated or replaced from time to time.

                  "Annual Review Date" shall mean April 30, 1997 and each April 30 thereafter while this Agreement is in effect.

                  "Available Commitment" shall mean, at any particular time, an amount equal to the excess, if any, of (i) the Aggregate Commitment over (ii) the sum of (x) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by the Banks pursuant to Article II, plus (y) 100% of the Dollar amount available to be drawn under outstanding Standby L/Cs at such time, plus (z) 50% of the Dollar amount available to be drawn under outstanding Commercial L/Cs at such time.

                  "Bank One Note" shall mean the Master Business Loan Note, in the form of Exhibit A attached hereto, executed by the Borrowers and payable to the order of Bank One in the maximum principal amount of Twenty-One Million Dollars ($21,000,000), of even date herewith, as the same may be amended, modified, supplemented, extended, restated or replaced from time to time.

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                  "Borrowing Base" shall mean the sum of (i) 80% of the amount of Eligible Accounts Receivable, plus (ii) 50% of the amount of Inventory, valued at the lower of cost or fair market value. Unless the Banks shall otherwise permit, cost shall be calculated on a FIFO basis.

                  "Borrowing Base Certificate" shall have the meaning set forth in Section 7.1(b)(iv).

                  "Business Day" shall mean any day excluding Saturday, Sunday or any day that shall be in the City of Columbus, Ohio or New York, New York, a legal holiday or a day on which banking institutions are authorized by law or any Governmental Authority to close.

                  "Capital Expenditures" shall mean, with respect to the Borrowers for any period, the sum of the aggregate of all expenditures (whether paid in cash, capitalized as an asset or accrued as a liability) by the Borrowers during such period which, in accordance with GAAP, are or should be included in "capital expenditures" or similar items reflected in the statements of cash flows of the Borrowers .

                  "Cash Flow Coverage" shall mean, with the following items of the Borrowers being determined in accordance with GAAP, the ratio of (i) the sum of net income, plus depreciation, plus interest expense, minus dividends paid for the last four (4) Fiscal Quarters, to (ii) the sum of principal and interest payments due with respect to Indebtedness, plus capital lease payments, as determined at the end of each Fiscal Quarter of the Borrowers' Fiscal Year, based on such financial data for the previous four (4) Fiscal Quarters.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral" shall have the meaning set forth in the Security Agreement and as described in the Dominican Republic Documents and the Puerto Rico Documents.

                  "Commercial L/C" shall mean an irrevocable letter of credit under which Bank One agrees to make payments in Dollars for the account of a Borrower, or on behalf of a Borrower, in respect of obligations of a Borrower incurred pursuant to contracts made with respect to the importation of raw materials.

                  "Commercial L/C Application" shall mean a Commercial Letter of Credit Application and Agreement in Bank One's customary form at any time with respect to a request to issue a Commercial L/C.

                  "Commitment" shall mean:

                  (a) with respect to Bank One, the commitment of Bank One to make Revolving Credit Loans to the Borrowers and issue, provide and fund Commercial L/Cs and

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



Standby L/Cs on behalf of the Borrowers up to the following maximum aggregate amounts, subject to the terms and conditions of this Agreement:

                           (i)   from January 28, 1997 through and including
May 31,1997, the maximum aggregate amount of Fifteen Million Dollars ($15,000,000);

                           (ii)  from June 1, 1997 through and including
December 31,1997, the maximum aggregate amount of Twenty-One Million Dollars ($21,000,000); and

                           (iii) from January 1, 1998 through and including
April 30, 1998, the maximum aggregate amount of Fifteen Million Dollars ($15,000,000)

                  (b) with respect to HNB, the commitment of HNB to make Revolving Credit Loans to the Borrowers and to purchase participations from Bank One with respect to Commercial L/Cs and Standby L/Cs on behalf of the Borrowers up to the following maximum aggregate amounts, subject to the terms and conditions of this Agreement:

                           (i)   from January 28, 1997 through and including
May 31,1997, the maximum aggregate amount of Ten Million Dollars ($10,000,000);

                           (ii)  from June 1, 1997 through and including
December 31,1997, the maximum aggregate amount of Fourteen Million Dollars ($14,000,000); and

                           (iii) from January 1, 1998 through and including
April 30,1998, the maximum aggregate amount of Ten Million Dollars
($10,000,000).

                  "Commitment Period" shall mean the period of time from the date hereof through and including April 30, 1998, as such date may be extended as provided in Section 2.4(b).

                  "Consolidated Current Assets" at any date shall mean the total of all the Borrowers' assets treated as current assets in accordance with GAAP, consistent with those used in the preparation of the Borrowers' financial statements referred to in Section 5.1(g).

                  "Consolidated Current Liabilities" at any date shall mean the total of all the Borrowers' liabilities treated as current liabilities in accordance with GAAP, consistent with those used in the preparation of the Borrowers' financial statements referred to at Section 5.1(g), and shall include all outstanding Revolving Credit Loans made hereunder.

                  "Consolidated Earnings" at any date shall mean the amount which would be set forth opposite the caption "net income" (or any like caption) in a consolidated statement of income or operations of the Borrowers at such date prepared in accordance with GAAP, consistently applied.

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



                  "Consolidated Liabilities" at any date shall mean the total of all accounts which would be properly classified as liabilities in a consolidated balance sheet of the Borrowers at such date prepared in accordance with GAAP, consistently applied.

                  "Consolidated Tangible Net Worth" at any time shall mean the excess, if any, of the total amount of assets over the total amount of liabilities, as the same would appear in a consolidated balance sheet of the Borrowers at such date prepared in accordance with GAAP, less the book value of all intangible assets, other than the deferred pension asset, determined in accordance with GAAP.

                  "Contingent Obligation" shall mean as to any Person, any reimbursement obligations of such Person in respect of drafts that may be drawn under letters of credit and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations primarily to pay money ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including without limitation any obligation of such Person, whether or not contingent,
(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

                  "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Current Ratio" at any date shall mean the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

                  "Default" shall mean an event or condition which would constitute an Event of Default with the giving of notice or lapse of time, or otherwise.

                  "Dollar" and the sign "$" shall mean lawful money of the United States of America.

                  "Dominican Republic Documents" shall mean the Chattel Mortgage Agreement dated as of November 15, 1994 and the Agreement dated October 7, 1994 entered into by and among NBD, Rocky Inc. and Five Star with respect to property of Five Star located in the Dominican Republic, as assigned to Bank One pursuant to a Loan

Purchase, Assignment and Master Amendment Agreement among Bank One, NBD, NBD as agent, and the Borrowers, dated as of February 1, 1996.

                  "Effective Federal Funds Rate" shall have the meaning set forth in Section 3.4(c).

                  "Eligible Accounts Receivable" shall mean, at any date, the total of all Accounts Receivable on the balance sheets of the Borrowers at such date in which the Banks have a perfected first priority security interest, excluding Accounts Receivable (i) which are more than ninety (90) days past due, (ii) subject to offset, by credit or otherwise, or defense, (iii) which arise from sales to Affiliates or are bonded, (iv) which arise from sales to account debtors who are located outside the territorial limits of the United States of America, (v) which arise from an account debtor which has more than 50% of its accounts payable owed to the Borrowers more than 90 days past due, and (vi) which are otherwise unacceptable to the Agent, in its discretion.

                  "Environmental Laws" shall have the meaning assigned in
Section 5.1(p) .

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

                  "ERISA Event" shall mean, with respect to any Borrower, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under Section 4043 of ERISA), (b) the withdrawal of such Borrower or any Affiliate of such Borrower from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA if such withdrawal would have a Material Adverse Effect on such Person, (c) the filing by such Borrower of a notice of intent to terminate a Plan under a distress termination or the treatment of a Plan amendment as a distress termination under Section 4041(c) of ERISA, (d) the institution of proceedings against such Borrower to terminate a Plan by the PBGC under Section 4042 of ERISA, (e) the failure to make required contributions that would result in the imposition of a lien under Section 412 of the Code or Section 302 of ERISA, (f) any Prohibited Transaction involving any Plan, and (g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                  "Event of Default" and "Events of Default" shall have the meaning assigned in Section 8.1.

                  "Facility Documents" shall mean this Agreement, the Agreement Regarding Lease, the Mortgage, the Security Agreement, the Notes, the Dominican Republic Documents, the Puerto Rico Documents and any and all other documents evidencing, securing or relating to the Revolving Credit Loans, the Commercial L/Cs and/or the Standby

L/Cs, as such documents may be amended, modified, supplemented, extended, restated or replaced from time to time.

                  "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Bank One on such day on such transaction as determined by the Agent.

                  "Fiscal Quarter" shall mean, as to the Borrowers, any consecutive three-month period ending on any March 31, June 30, September 30 or December 31.

                  "Fiscal Year" shall mean, as to the Borrowers, any period of twelve consecutive calendar months ending on December 31.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or other body existing from time to time which is authorized to establish or interpret such principles.

                  "Governmental Authority" shall mean any national government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Hazardous Substances" shall have the meaning assigned in
Section 5.1(p).

                  "HNB Note" shall mean the Master Business Loan Note, in the form of Exhibit B attached hereto, executed by the Borrowers and payable to the order of HNB in the maximum principal amount of Fourteen Million Dollars ($14,000,000), of even date herewith, as the same may be amended, modified, supplemented, extended, restated or replaced from time to time.

                  "Indebtedness" shall mean as to any Person, at any particular time (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, any such indebtedness secured by assets of such Person); (b) all obligations of such Person for the payment or rent or hire of property of any kind whatsoever under leases or lease arrangements which under GAAP are required to be capitalized;
(c) all obligations of such Person under conditional sales or other title retention agreements; and (d) all indebtedness for borrowed money secured by any lien upon property owned by such Person (whether or not the holder of such indebtedness has any recourse against such Person).

                  "Inventory" shall mean at any date the total of all accounts which would be properly classified in accordance with GAAP as inventory on the balance sheets of the Borrowers at such date.

                  "Late Funding Charge" shall have the meaning set forth in
Section 3.4(c).

                  "Late Payment Charge" shall have the meaning set forth in
Section 3.4(a).

                  "L/C Funding" shall mean the funding of a draw pursuant to a Commercial L/C or a Standby L/C to the beneficiary thereof.

                  "L/C Funding Commitment Percentage" shall mean the percentage that each Bank's commitment to participate in the funding of Commercial L/Cs and Standby L/Cs bears to the aggregate commitment of both Banks to participate in the funding of draws under Commercial L/Cs and Standby L/Cs; specifically, 60% as to Bank One, and 40% as to HNB.

                  "L/C Funding Date" shall mean a date that a draw is funded pursuant to a Commercial L/C or a Standby L/C to the beneficiary thereof.

                  "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, including without limitation, any conditional sale or other title retention agreement, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

                  "Material Adverse Effect" shall mean, relative to any occurrence of whatever nature (including any determination in litigation, arbitration or governmental proceeding or investigation) that the Agent reasonably determines will have a materially adverse effect on:

                  (a) the assets, business, profits, properties, condition (financial or otherwise), operations or foreseeable financial prospects of each Borrower, taken individually, or all of the Borrowers, taken as a whole; or

                  (b) the inability of any Borrower to perform any of its payment or other obligations under this Agreement, any other Facility Documents or the transactions contemplated thereby; or

                  (c) the ability of any Borrower to perform any of its payment or material obligations under the Notes or hereunder.

                  "Mortgage" shall mean the Open-End Mortgage, Security Agreement and Assignment of Rents and Leases, dated as of March 30, 1995, executed by Rocky Co. which secures, among other obligations, the Notes, and was recorded with the Athens County, Ohio Recorder in Official Record Volume 195, Page 475, on April 7, 1995, as assigned to the Agent pursuant to an Assignment of Mortgage, dated as of February 2, 1996, and recorded with the Athens County, Ohio Recorder in Official Record Volume 217, Page 494, as the same may be amended, modified, supplemented, restated or replaced from time to time.

                  "NBD" shall mean NBD Bank, an Ohio banking corporation, and its predecessors and successors.

                  "Notes" shall mean, collectively, the Bank One Note and the HNB Note.

                  "Notice of Borrowing" shall have the meaning assigned in
Section 2.5(a).

                  "Participant" shall mean any Person, now or at any time hereafter, participating with either Bank in the Revolving Credit Loans to the Borrowers or with respect to Commercial L/Cs or Standby L/Cs pursuant to this Agreement, and its successors and assigns.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Plan" shall mean any employee benefit plan or other plan maintained for employees covered by Title 10 of ERISA.

                  "Prime Rate" shall mean the prime rate established and announced by Bank One from time to time based on its consideration of economic, money market, business and competitive factors, and it is not necessarily Bank One's most favored rate, and adjusted to conform to changes as of the opening of business on the date of any such change in such Prime Rate. In the event Bank One shall abolish or abandon the practice of announcing its Prime Rate or should the same be unascertainable, the Agent shall designate a comparable reference rate which shall be deemed to be the Prime Rate under this Agreement and the other Facility Documents.

                  "Prohibited Transaction" shall mean a transaction described in Section 406 of ERISA which is not the subject of an exemption pursuant to
Section 408 of ERISA.

                  "Puerto Rico Documents" shall mean, collectively, (i) the Chattel Mortgage Note, (ii) the Agreement for the Creation of Factor's Lien,
(iii) the Notice of Establishment
of Factor's Lien and Assignment of Accounts Receivable, and (iv) the Personal Property Mortgage and Affidavit, all dated as of October 7, 1994, executed by Lifestyle in favor of NBD with respect to property of Lifestyle located in Puerto Rico, as assigned to Bank One pursuant to a Loan Purchase, Assignment and Master Amendment Agreement among Bank One, NBD, NBD as agent, and the Borrowers, dated as of February 1, 1996.

                  "Real Property" shall have the meaning assigned in Section 5.1(p).

                  "Reportable Event" shall have the meaning given such term in
Section 4043(b) of ERISA.

                  "Required Property Insurance Coverage" shall mean at any time insurance insuring all property of the Borrowers against loss or damage by fire, lightening, vandalism and malicious mischief and all other perils covered by standard "extended coverage" or "all-risk" insurance in an amount not less than the replacement cost of such property and with not more than $5,000.00 deductible from the loss payable for any casualty. If any insurance policies with respect to Required Property Insurance Coverage is written on a co-insurance basis, such policy must contain an agreed amount endorsement as evidence that the coverage is in an amount sufficient to insure the full amount of such property.

                  "Required Public Liability Insurance Coverage" shall mean comprehensive general accident and public liability insurance (including coverage for elevators and escalators, if any, on property owned or leased by the Borrowers) against injury, loss and/or damage to persons and property in an amount which is not less than $1,000,000.00 for injury to persons and not less than $1,000,000.00 for damage to property per occurrence, subject to an aggregate of $2,000,000.00 per year, or such other additional amounts as may from time to time be requested by the Banks.

                  "Requirements of Law" shall mean as to any Person, the articles (certificate) of incorporation and code of regulations (by-laws) or partnership agreement or other organizational or governing documents of such Person, and any law, statute, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Revolving Credit Borrowing Date" shall have the meaning set forth in Section 2.4.

                  "Revolving Credit Loan" or "Revolving Credit Loans" shall mean a loan or loans made from time to time to the Borrowers by the Banks pursuant to Section 2.1 and as evidenced by the Notes.

                  "Revolving Credit Loan Commitment Percentage" shall mean the percentage that each Bank's commitment to make Revolving Credit Loans bears to the aggregate commitment of both Banks to make Revolving Credit Loans hereunder; specifically, 60% as to Bank One, and 40% as to HNB.

                  "Rocky Co." shall mean Rocky Shoes & Boots Co., a former subsidiary of Rocky Inc. which was merged into Rocky Inc. as of December 31, 1996.

                  "Security Agreement" shall mean the Continuing Security Agreement entered into by and among the Borrowers and the Agent for the ratable benefit of the Banks, dated of even date herewith, as the same may be modified, amended, supplemented , restated or replaced from time to time.

                  "Setoff Obligation" shall mean and include all Total Indebtedness of the Borrowers to the Banks, including, but not limited to, the Indebtedness of the Borrowers arising under the Notes, the Commercial L/Cs, the Standby L/Cs or any other document, instrument or agreement referred to herein.

                  "Standby L/C" shall mean an irrevocable letter of credit under which Bank One agrees to make payments in Dollars for the account of a Borrower, or on behalf of a Borrower, in respect of obligations of a Borrower incurred pursuant to contracts made or performances undertaken or like matters relating to contracts to which a Borrower is or proposing to become a party in the ordinary course of such Borrower's business.

                  "Standby L/C Application" shall mean a Standby Letter of Credit Application and Agreement in Bank One's customary form at any time with respect to a request to issue a Standby L/C.

                  "Termination Date" shall mean the date upon which the Commitment Period ends.

                  "Total Indebtedness" shall mean all Indebtedness and liabilities of the Borrowers owing to the Banks from time to time, including the indebtedness referred to herein.

                  "Uniform Customs" shall mean the Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500, or any amendment thereof or successor thereto.

         SECTION 1.2 Use of Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the exhibits and schedules hereto, the Facility Documents and any other communications delivered from time to time in connection with this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, unless otherwise defined in the plural.

         SECTION 1.3 Cross References; Headings. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement or in any of the other Facility Documents shall refer to this Agreement or such Facility Documents as a whole and not to any particular provision of this Agreement or such Facility Documents. Section, article, schedule and exhibit references contained in this Agreement are references to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Any reference in any section or definition to any clause is, unless otherwise specified, to such clause of such section or definition. The various headings in this Agreement and the other Facility Documents are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the other Facility Documents or any provision hereof or thereof.

         SECTION 1.4 Accounting Terms. Any accounting term used in this Agreement and in the other Facility Documents and any certificate or other document made or delivered pursuant hereto that is not specifically defined shall have the meaning customarily given in accordance with GAAP; provided, however, that in the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, and to the extent that such changes would modify or could modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrowers and the Banks shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

                                   ARTICLE II

           AMOUNT AND TERMS OF COMMITMENT, REVOLVING CREDIT LOANS AND
                               LETTERS OF CREDIT

         SECTION 2.1       Commitments to Make Revolving Credit Loans.

                  (a) Subject to the terms and conditions of this Agreement, each Bank severally agrees to make Revolving Credit Loans to the Borrowers from time to time during the Commitment Period; provided that, immediately after each such Revolving Credit Loan is made, the aggregate principal amount of Revolving Credit Loans by such Bank shall not exceed the amount of its Commitment (as such Commitment may be reduced from time to time in accordance with the terms of this Agreement), either as to Dollar amount or its Revolving Credit Loan Commitment Percentage. During the Commitment Period and as long as no Event of Default exists, the Borrowers may use the Aggregate Commitment by borrowing, repaying the Revolving Credit Loans, in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                  (b) Up to Three Million Dollars ($3,000,000) of the Aggregate Commitment may be taken, from time to time, at the Borrowers' option, in the form of Commercial L/Cs and/or Standby L/Cs pursuant to the terms hereof and the Commercial L/C Applications and the Standby L/C Applications, respectively.

                  (c) Notwithstanding any provision hereof to the contrary, the total amount of outstanding Revolving Credit Loans under the Aggregate Commitment, when taken together with the total aggregate Dollar amount available to be drawn under outstanding Commercial L/Cs and Standby L/Cs, shall at no time exceed the lesser of (i) the Aggregate Commitment or (ii) the Borrowing Base plus 50% of the Dollar amount available to be drawn under outstanding Commercial L/Cs.

         SECTION 2.2 Amounts Drawn Under L/Cs. Amounts paid against draws under Commercial L/Cs and/or Standby L/Cs shall be considered to be Revolving Credit Loans outstanding under the Aggregate Commitment until such amounts shall have been reimbursed to the Banks pursuant to the terms of the Commercial L/C Applications and/or the Standby L/C Applications, as the case may be.

         SECTION 2.3 Loan Administration. The Banks shall have no obligation to advance or re-advance any sums, make any Revolving Credit Loan or issue any Commercial L/Cs or Standby L/Cs pursuant to terms of this Agreement at any time when a Default or an Event of Default exists.

         SECTION 2.4 Notes; Termination Date.

                  (a) The Revolving Credit Loans made by the Banks to the Borrowers pursuant hereto shall be evidenced by the Notes, payable to the order of the respective Bank and evidencing the obligation of the Borrowers to pay the aggregate unpaid principal amount of the Revolving Credit Loans made by such Bank, with interest thereon as prescribed in Article III and in the Notes. Each Bank is hereby authorized to record electronically or otherwise the date and amount of each Revolving Credit Loan disbursement made by such Bank, the date and amount of each payment or repayment of principal thereof and such other information as it deems necessary or appropriate and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure of such Bank to make any such recordation(s) shall not affect the obligation of the Borrowers to repay outstanding principal, interest or any other amount due hereunder or under such
Note in accordance with the terms hereof and thereof.

                  (b) Each Note shall (i) be dated as of the date hereof, and
(ii) mature on the Termination Date; provided, however, that on or before each Annual Review Date, the Banks, in their sole discretion, may elect to extend the Commitment Period and the Borrowers' right to obtain Revolving Credit Loans hereunder for an additional one (1) year period, or such other period as the Banks may so elect, from the Termination Date then in effect, by providing written notice to the Borrowers on or before an Annual Review Date. If the Banks shall not have provided the Borrowers with written notice of their intention to so extend, the Borrowers' right to obtain Revolving Credit Loans under this Agreement shall terminate as of the then existing Termination Date.

             SECTION 2.5 Notice of Revolving Credit Loan Borrowing.

                  (a) When the Borrowers desire to borrow under the Aggregate Commitment, the Borrowers shall certify compliance with the conditions precedent set forth in Article VI, and further shall give the Agent prior written, telephonic or telegraphic notice (which notice shall be irrevocable) (a "Notice of Borrowing") of their intention to borrow not later than 1:00 p.m., Columbus, Ohio time on the proposed date of the borrowing (a "Revolving Credit Borrowing Date"), specifying the aggregate principal amount of the Revolving Credit Loan to be made on the Revolving Credit Borrowing Date, which amount shall not exceed the Available Commitment and otherwise conform to the requirements hereof.

                  (b) Upon receipt of a Notice of Borrowing given in accordance with Section 2.5(a), the Agent shall promptly (and in any event on or before 2:00 p.m. Columbus, Ohio time on the day such Notice of Borrowing is received by the Agent) notify each Bank of the contents thereof and of such Bank's Revolving Credit Loan in proportion to its Revolving Credit Loan Commitment Percentage.

                  (c) Not later than 3:00 p.m. Columbus, Ohio time on the applicable Revolving Credit Borrowing Date, each Bank shall make available its Revolving Credit Loan in proportion to its Revolving Credit Loan Commitment Percentage in federal or other funds immediately available in Columbus, Ohio, to the Agent at its address set forth in Section 11.4. Unless the Agent determines that any applicable condition(s) specified in Article VI has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrowers at the Agent's aforesaid address.

         SECTION 2.6 Mandatory Reduction and Termination of Commitments. The Commitments shall terminate on the Termination Date and any Revolving Credit Loans then outstanding shall be due and payable. Accrued interest on the Revolving Credit Loans and all other outstanding fees, charges and expenses on or related the Revolving Credit Loans shall be paid by the Borrowers on the Termination Date.

         SECTION 2.7 Use of Proceeds. The Borrowers represent that the proceeds of the Revolving Credit Loans made hereunder shall be used by them for general working capital purposes which are legal and proper purposes and which are consistent with all applicable laws and statutes.

         SECTION 2.8 Fees.

                  (a) Aggregate Commitment. During the Commitment Period, the Borrowers shall pay to the Agent for the benefit of each Bank a commitment fee on the daily average unused amount of the Aggregate Commitment at a rate equal to one-quarter of one percent (1/4%) per annum (calculated on the basis of a 360-day year for the actual number of days elapsed); provided, however, that the aggregate Dollar amount available to be drawn under outstanding Commercial L/Cs and Standy L/Cs shall not be included as usage in determining this commitment fee. Such commitment fee shall accrue on the unused amount of the Aggregate Commitment beginning on the date hereof and shall continue to accrue thereafter through the Termination Date. The accrued commitment fee shall be payable quarterly in arrears beginning on March 31, 1997, upon written notice to the Borrowers by the Agent setting forth such accrued commitment fee.

                  (b) Commercial L/Cs. The Borrowers shall pay to the Agent the fees with respect to the issuance of Commercial L/Cs as set forth in Article IV.

                  (c) Standby L/Cs. The Borrowers shall pay to the Agent the fees with respect to the issuance of Standby L/Cs as set forth in Article IV.

         SECTION 2.9 Additional Costs. (a) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to either Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by either Bank with any guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to either Bank of any amounts payable by the Borrowers under this Agreement (other than taxes imposed on the overall net income of either Bank by the jurisdiction, or by any political subdivision or taxing authority of such jurisdiction, in which such Bank has its principal office), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit, including Commercial L/Cs and Standby L/Cs, extended by either Bank, or (iii) impose any other condition with respect to this Agreement, the Notes or the Revolving Credit Loans, the Commercial L/Cs or Standby L/Cs and the result of any of the foregoing is to increase the cost to either Bank of making, funding or maintaining such Revolving Credit Loans or Commercial L/Cs or Standby L/Cs or to reduce the amount of any sum receivable by either Bank thereon, then the Borrowers shall pay to such Bank, from time to time, upon request by such Bank, additional amounts sufficient to compensate such Bank for such increased cost or reduced sum receivable to the extent such Bank is not compensated therefor in the computation of the interest rate applicable to such Revolving Credit Loan or fees on Commercial L/Cs or Standby L/Cs. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by such Bank and submitted by such Bank to the Borrowers, shall be conclusive and binding for all purposes, absent manifest error in computation.

                  (b) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to either Bank or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by either Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by either Bank (or any corporation controlling such Bank) and such Bank determines that the amount of such capital is increased by or based upon the existence of such Bank's obligations hereunder and such increase has the effect of reducing the rate of return on such Bank's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which such Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then the Borrowers shall pay to such Bank, from time to time, upon request by such Bank, additional amounts sufficient to compensate such Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank reasonably determines to be allocable to the existence of such Bank's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank and submitted by such Bank to the Borrowers, shall be conclusive and binding for all purposes, absent manifest error in computation. Such Bank may, at its option, specify that such amounts are to be paid by way of an increase in the commitment fees payable by the Borrowers pursuant to Section 2.8.

         SECTION 2.10 Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to either Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by either Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for either Bank to maintain any loan or transaction under this Agreement, the Borrowers shall, upon receipt of notice thereof from such Bank, immediately repay in full the then outstanding principal amount of all Revolving Credit Loans made by such Bank so affected, together with all accrued interest thereon to the date of payment. This provision is for the benefit of the Banks and is not intended to increase the yield to the Banks above the rates of interests provided for in this Agreement. This Section 2.10 shall apply only as long as such illegality exists. The Banks shall use reasonable, lawful efforts to avoid the impact of such law, treaty, rule or regulation.

                                  ARTICLE III

                            INTEREST AND PREPAYMENTS

         SECTION 3.1 Interest. The Notes and the Revolving Credit Loans thereunder shall bear interest at the Prime Rate, computed on the basis of the actual number of days elapsed in a year of 360 days, until maturity, whether by demand, acceleration or otherwise. Upon the occurrence of an Event of Default hereunder or under either Note, and during the continuance of such, the interest rate per annum shall be 300 basis points above the interest rate then in effect. Interest shall be payable monthly in arrears commencing on February 1, 1997, and continuing on the first day of each month thereafter, and at maturity. The interest rate shall change on the effective date of any change in the Prime Rate. Any change in the interest rate on a Revolving Credit Loan resulting from a change in the Prime Rate shall become effective automatically and immediately without notice to the Borrowers. Each determination by the Agent of interest accrued on any Revolving Credit Loan shall constitute prima facie evidence of the accuracy of such determination.

         The Agent shall determine the interest rate applicable to the Revolving Credit Loans hereunder. The Agent shall give prompt notice to the Borrowers and the Banks by telex, cable or telecopy of each interest rate so determined, and its determination shall be conclusive in the absence of manifest error.

         SECTION 3.2 Principal Payments. The Borrowers shall pay to the Agent for the pro rata benefit of the Banks the principal amount of the Revolving Credit Loans (together with all accrued interest thereon) on the Termination Date.

         SECTION 3.3 Prepayments.

                  (a) Optional Prepayments. At their option and upon prior written, telephonic or telegraphic notice to the Agent not later than 1:00 p.m., Columbus, Ohio time on a Business Day which is at least one Business Day prior to the proposed date of prepayment (which also must be a Business Day), the Borrowers may prepay the Revolving Credit Loans in whole at any time or in part from time to time, without premium or penalty. In their notice of prepayment, the Borrowers shall specify the date of prepayment, the amount of the prepayment and the Revolving Credit Loan(s) to be prepaid. Each such optional prepayment shall be applied to prepay ratably the Revolving Credit Loans of the Banks. Upon receipt of notice of prepayment pursuant to this subsection, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrowers.

                  (b) Mandatory Prepayment. The Borrower shall repay the Revolving Credit Loans or provide cash to the Agent with respect to outstanding and undrawn Commercial L/Cs and/or Standby L/Cs on each such date as and to the extent the outstanding balance of all Revolving Credit Loans plus the Dollar amount available to be drawn under outstanding Commercial L/Cs and/or Standby L/Cs exceeds the lesser of (i) the Aggregate Commitment or (ii) the Borrowing Base plus 50% of the Dollar amount of outstanding Commercial L/Cs. Each such mandatory prepayment shall be applied to prepay ratably the Revolving Credit Loans of the Banks. Upon receipt of any prepayment pursuant to this subsection, the Agent shall promptly notify each Bank of such Bank's ratable share of such prepayment.

         SECTION 3.4 General Provisions as to Payments and Funding of Loans and L/Cs.

                  (a) The Borrowers shall make each payment of principal of, and interest on, each Bank's Revolving Credit Loans and of each Bank's commitment fees hereunder, not later than 10:00 a.m. (Columbus, Ohio time) on the date when due, in federal or other funds immediately available at the place where payment is due, to the Agent at the Agent's address set forth in Section
11.4. The Agent shall distribute such payments ratably to the Banks on the date such payments are received in like funds as received. If such payment amount is distributed by the Agent to a Bank on a date after the date such payments are so received by the Agent, the Agent (and not the Borrowers) shall pay to such Bank on demand an amount ("Late Payment Charge") equal to the product of (i) the daily average Federal Funds Rate (as defined herein, except as reasonably determined by such Bank) during such period as reasonably determined by such Bank, multiplied by (ii) the amount of such Bank's Revolving Credit Loan Commitment Percentage of such payment amount, multiplied by (iii) a fraction, the numerator of which is the number of days that elapse from and including the date on which the Agent received such payment amount to the date on which the amount of such Bank's Revolving Credit Loan Commitment Percentage of such payment amount shall have become immediately available to such Bank, and the denominator of which is 360. A certificate of such Bank submitted to the Agent with respect to any such Late Payment Charge shall be conclusive in the absence of manifest error.

                  (b) Whenever any payment of principal of, or interest on, any Revolving Credit Loan or of commitment fees shall be due on a day which is not a Business Day, the day for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is so extended or is extended by operation of law or otherwise, interest thereon shall be payable for such extended time period.

                  (c) Unless the Agent shall have been notified in writing by either Bank on or prior to a Revolving Credit Borrowing Date or an L/C Funding Date, as the case may be, that such Bank will not make available to the Agent the amount that would constitute its Revolving Credit Loan Commitment Percentage of the borrowing or its L/C Funding Commitment Percentage of draws made on such date and, in the case of an L/C Funding, not reimbursed by the Borrowers, the Agent may assume that such Bank has made such amount available to the Agent on such Revolving Credit Borrowing Date or L/C Funding Date in accordance with this Agreement, and the Agent may in reliance upon such assumption make available to the Borrowers a corresponding amount or fund a draw under a Commercial L/C or Standby L/C, as the case may be. If such amount is made available to the Agent on a date after such Revolving Credit Borrowing Date or an L/C Funding Date, such Bank shall pay to the Agent on demand an amount (the "Late Funding Charge") equal to the product of (i) the daily average Federal Funds Rate during such period as quoted by the Agent, multiplied by (ii) the amount of such Bank's applicable Revolving Credit Loan Commitment Percentage of such borrowing or L/C Funding Commitment Percentage of such funding, multiplied by (iii) a fraction, the numerator of which is the number of days that elapse from and including such Revolving Credit Borrowing Date or L/C Funding Date to the date on which such Bank's applicable Revolving Credit Loan Commitment Percentage of such borrowing or L/C Funding Commitment Percentage of such funding shall have become immediately available to the Agent, and the denominator of which is 360 (the "Effective Federal Funds Rate"). A certificate of the Agent submitted to either Bank with respect to any Late Funding Charges shall be conclusive in the absence of manifest error. If such amount is so available, such payment to the Agent shall constitute such Bank's Revolving Credit Loan on such Revolving Credit Borrowing Date or L/C Funding on such L/C Funding Date, as the case may be, for all purposes of this Agreement. If such amount is not so made available to the Agent within two (2) Business Days following such Revolving Credit Borrowing Date or the L/C Funding Date, then the Agent shall immediately notify the Borrowers of such failure and on the third Business Day following receipt of such notice, the Borrowers shall pay to the Agent an amount equal to that portion of such borrowing for which the Agent did not receive funds from such Bank, together with interest thereon for each day that the Borrowers had the use thereof at the Effective Federal Funds Rate. Nothing contained in this subsection shall relieve a Bank which has failed to make available its ratable portion of any borrowing or funding hereunder from any obligation to do so in accordance with the terms hereof.

                  (d) The failure of either Bank to make the Revolving Credit Loan or L/C Funding to be made by it on any Revolving Credit Borrowing Date or L/C Funding Date, respectively, shall not relieve the other Bank of its obligation, if any, hereunder to make its Revolving Credit Loan on such Revolving Credit Borrowing Date or L/C Funding on such L/C Funding Date, but neither Bank shall be responsible for the failure of the other Bank to make the Revolving Credit Loan or L/C Funding to be made by such other Bank on such Revolving Credit Borrowing Date or L/C Funding Date.

         SECTION 3.5 Security Set-Off. The Borrowers hereby grant to each Bank, as security for the full and punctual payment of and performance of the obligations of the Borrowers under this Agreement, a continuing lien on and security interest in deposits or other sums credited by or due from such Bank to the Borrowers or subject to withdrawal by the Borrowers; and regardless of the adequacy of any Collateral or other means of obtaining repayment of such obligations, each Bank may at any time upon or after the occurrence of an Event of Default, without notice to the Borrowers, set-off the whole or any portion or portions of any or all such deposits and other sums against such obligations whether or not any other Person or Persons could also withdraw money therefrom. Any sums so set-off shall be held in trust by such Bank for the pro rata benefit of both Banks with respect to their respective Revolving Credit Loans and L/C Fundings.

                                   ARTICLE IV

                               LETTERS OF CREDIT

         SECTION 4.1       Issuance of Commercial L/Cs.

                  (a) Request to Issue. The Borrowers may request Bank One to issue, extend or modify a Commercial L/C by delivery to Bank One of a Commercial L/C

Application completed to the satisfaction of Bank One, together with the proposed form of such Commercial L/C and such other certificates, documents and other papers and information as Bank One may reasonably request.

                  (b) Form and Expiry. Each Commercial L/C issued hereunder shall, among other things, (i) be in such form requested by the Borrowers and shall be acceptable to Bank One in its sole discretion, and (ii) have an expiry date occurring not later than one year after such Commercial L/C's date of issuance. If the Aggregate Commitment is terminated, not later than such termination, all outstanding Commercial L/Cs shall be returned to Bank One or the Borrowers shall provide cash to fully collateralize all outstanding Commercial L/Cs. Each Commercial L/C Application and each Commercial L/C shall be subject to the Uniform Customs and, to the extent not subject to the Uniform Customs and to the extent not inconsistent therewith, the laws of the State of Ohio.

                  (c) Procedure for Opening Commercial L/Cs. Upon receipt of any Commercial L/C Application and the requested form of the Commercial L/C from the Borrowers, Bank One will review such Commercial L/C Application and the other certificates, documents, information and papers delivered to Bank One in connection therewith, in accordance with its customary procedures and shall promptly notify the Borrowers of its decision whether to issue the Commercial L/C and, if its decision is to issue the Commercial L/C on the terms and in the form requested, open such Commercial L/C by issuing the original of such Commercial L/C to the beneficiary thereof and by furnishing a copy thereof to the Borrowers.

                  (d) Payments. The Borrowers agree (a) to reimburse Bank One, forthwith upon its demand and otherwise in accordance with the terms of the Commercial L/C Application relating thereto, for any expenditure or payment made by Bank One under or in connection with any Commercial L/C and (b) to pay interest on any unreimbursed portion of any such payments from the date of such payment until reimbursement in full thereof at a rate per annum equal to (i) prior to the date which is one Business Day after the day on which Bank One demands reimbursement from the Borrower for such payment, the rate which would then be payable on any outstanding Revolving Credit Loan which is not in default and (ii) thereafter, the rate which would then be payable on any outstanding Revolving Credit Loan which is in default.

                  (e) Commercial L/C Fees. In lieu of any letter of credit commissions and fees provided for in any Commercial L/C Application (other than standard issuance, amendment and negotiation fees), the Borrowers agree to pay Bank One, for the ratable benefit of the Banks, with respect to each Commercial L/C, a nonrefundable Commercial L/C fee as follows, payable when issued: if the Commercial L/C is payable via (i) a sight draft, the fee shall be one-quarter of one percent (.25%) per annum of the face amount of such Commercial L/C, and
(ii) a time draft, the fee shall be one and one-half percent (1.5%) per annum of the face amount of such Commercial L/C. In addition, Bank One shall charge and retain for its own account its standard issuance, amendment and negotiation fees, if any, with respect to the issuance and administration of the Commercial L/Cs.

         SECTION 4.2 Issuance of Standby L/Cs.

                  (a) Request to Issue. The Borrowers may request Bank One to issue, extend or modify a Standby L/C by delivery to Bank One of a Standby L/C Application completed to the satisfaction of Bank One, together with the proposed form of such Standby L/C and such other certificates, documents and other papers and information as Bank One may reasonably request.

                  (b) Form and Expiry. Each Standby L/C issued hereunder shall, among other things, (i) be in such form requested by the Borrowers and shall be acceptable to Bank One in its sole discretion, and (ii) have an expiry date occurring not later than one year after such Standby L/C's date of issuance. If the Aggregate Commitment is terminated, not later than such termination, all outstanding Standby L/Cs shall be returned to Bank One or the Borrowers shall provide cash to fully collateralize all outstanding Standby L/Cs. Each Standby L/C Application and each Standby L/C shall be subject to the Uniform Customs and, to the extent not subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of Ohio.

                  (c) Procedure for Opening Standby L/Cs. Upon receipt of any Standby L/C Application and the requested form of the Standby L/C from the Borrowers, Bank One will review such Standby L/C Application and the other certificates, documents, information and papers delivered to Bank One in connection therewith, in accordance with its customary procedures and shall promptly notify the Borrowers of its decision whether to issue the Standby L/C and, if its decision is to issue the Standby L/C on the terms and in the form requested, open such Standby L/C by issuing the original of such Standby L/C to the beneficiary thereof and by furnishing a copy thereof to the Borrowers.

                  (d) Payments. The Borrowers agree (i) to reimburse Bank One forthwith upon its demand and otherwise in accordance with the terms of the Standby L/C Application relating thereto, for any expenditure or payment made by Bank One under or in connection with any Standby L/C and (ii) to pay interest on any unreimbursed portion of any such payment from the due date of any such payment until reimbursement in full thereof at a rate per annum equal to (x) prior to the date which is one Business Day after the date on which Bank One demands reimbursement from the Borrowers for such payment, the rate which would then be payable on any outstanding Revolving Credit Loan which is not in default and (y) thereafter, the rate which would then be payable on any outstanding Revolving Credit Loan which is in default.

                  (e) Standby L/C Fees. In lieu of any letter of credit commissions and fees provided for in any Standby L/C Application (other than standard issuance, amendment and negotiation fees), the Borrowers agree to pay Bank One, for the ratable benefit of the Banks, with respect to each Standby L/C a nonrefundable Standby L/C Fee of one and one-half percent (1.5%) per annum of the face amount of each Standby L/C, payable in advance not later than the date of issuance thereof. In addition, Bank One shall charge and retain for its own account its standard issuance, amendment and negotiation fees, if any, with respect to the issuance and administration of the Standby L/Cs.

         SECTION 4.3 Participation of L/Cs.

                  (a) Purchase by HNB. HNB shall purchase from Bank One participations in all Commercial L/Cs and Standby L/Cs issued pursuant to this Agreement or which are currently outstanding which may hereafter be renewed or otherwise extended or modified. Such participations shall be in an amount equal to the Revolving Credit Loan Commitment Percentage for HNB. All interest thereon and all fees and commissions, other than Bank One's standard issuance, amendment and negotiation fees, with respect to the issuance or renewal of such Commercial L/Cs and Standby L/Cs shall be shared ratably by the Banks in accordance with their respective Revolving Credit Loan Commitment Percentage.

                  (b) Amendment of L/C. If any such Commercial L/C or Standby L/C is amended whereby the amount is increased, each Bank's share of participation shall be increased accordingly to its Revolving Credit Loan Commitment Percentage.

                  (c) Payments. If the Borrowers do not immediately reimburse Bank One for amounts funded under draws under Commercial L/Cs or Standby L/Cs, HNB shall make payment to Bank One in an amount equivalent to its participation in the Commercial L/Cs or Standby L/Cs at Bank One's address set forth in
Section 11.4 hereof, and in any event not later than the time of payment provided for in the terms and conditions of the applicable Commercial L/C Applications and Standby L/C Applications. HNB's obligation to purchase such participations shall be primary, and not subject to any condition, precedent or otherwise, except the issuance of the subject Commercial L/C or Standby L/C.

         Until payment of HNB's participation to Bank One, Bank One shall be entitled to all amounts of credits received by Bank One or either Bank from the Borrowers, whether by voluntary payment, realization upon any security or exercise of the right of setoff, or by payment from any source, except, that upon default of the applicant, all payments received by either Bank shall be applied in the proportion set forth in Section 8.2.

                  (d) No Liability. Bank One shall not be liable to HNB for any action taken or omitted with respect to the Commercial L/Cs or Standby L/Cs unless caused by its own gross negligence or willful misconduct. Bank One shall exercise the same care as in dealing with its own letters of credit, but shall not be responsible in any manner to ascertain or inquire as to the financial condition of the Borrowers, or the Borrowers' authority to execute the Commercial L/C Applications and Standby L/C Applications, or the existence or possible existence of any event of default under the Commercial L/C Applications and Standby L/C Applications, or be responsible to file or record or refile or rerecord to maintain or establish the validity, priority or enforceability of any rights in and to the Collateral given by the Borrowers under terms and conditions of the Commercial L/C Applications and Standby L/C Applications or other security agreement given by the Borrowers or by way of hypothecation.

         SECTION 4.4 Further Assurances. The Borrowers hereby agree from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Agent more fully to effect the purposes of this Agreement and the issuance of Commercial L/Cs and Standby L/Cs hereunder, and further agrees to execute any and all instruments reasonably requested by the Agent in connection with the obtaining and/or maintaining of any insurance coverage, if any, applicable to any Commercial L/C or Standby L/C.

         SECTION 4.5 Obligations Absolute. The Commercial L/C and Standby L/C payment obligations of the Borrowers under this Agreement and the Commercial L/C Applications and the Standby L/C Applications shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and the Commercial L/C Applications and the Standby L/C Applications under all circumstances, including the following:

                  (a) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against any beneficiary, or any transferee, of any Commercial L/C or Standby L/C (or any Person for whom any such beneficiary or any such transferee may be acting), the Banks, or any other Person, whether in connection with this Agreement, the Commercial L/C Applications, the Standby L/C Applications, the transactions contemplated herein and therein, or any unrelated transaction;

                  (b) any statement or any other document presented under any Commercial L/C or Standby L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (c) payment by Bank One under any Commercial L/C or Standby L/C against presentation of a draft or certificate which does not comply with the terms of such Commercial L/C or Standby L/C provided that Bank One has made such payment to the beneficiary set forth on the face of such Commercial L/C or Standby L/C, as the case may be, and Bank One has not made such payment negligently or with willful misconduct; or

                  (d) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         SECTION 5.1 Representations and Warranties. Each Borrower represents and warrants to the Banks that:

                  (a) Good Standing and Qualification. Each Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own and operate its properties and to carry on its business as presently conducted, (iii) is duly qualified as a foreign corporation to do business in and is in good standing under the laws of each jurisdiction where, by the nature of its business or because of the character of the properties owned or leased by it or the transaction of its business, failure to be so qualified would have a Material Adverse Effect or where failure to qualify would affect the ability of such Borrower to enforce any of its material rights, and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect and would not materially and adversely affect the ability of each Borrower to perform its obligations under this Agreement and all other Facility Documents.

                  (b) Authority. Each Borrower has full power and authority to enter into this Agreement and all other Facility Documents, to make the borrowings contemplated hereby, to execute, deliver and perform the Notes, the Commercial L/C Applications and the Standby L/C Applications and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary and proper corporate action. No consent, waiver or authorization of, or filing with, any Person (including without limitation any Governmental Authority), is required to be made or obtained by any Borrower in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement and all other Facility Documents.

                  (c) Binding Agreements. This Agreement and all other Facility Documents constitute, and the Notes, when executed and delivered pursuant hereto for value received, shall constitute, the valid and legally binding obligations of each Borrower, enforceable in accordance with their respective terms, except as enforcement of such terms may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting creditors' rights generally, provided, however, that the Borrowers represent and warrant that no such limitations currently exist as of the date of this Agreement, or (ii) equitable principles which may limit the availability of the remedy of specific performance or other equitable remedies.

                  (d) Litigation. Except as set forth on Schedule 5.1(d), there are no actions, suits, investigations or administrative proceedings of or before any court, arbitrator or Governmental Authority, to the knowledge of each Borrower, pending or threatened against any Borrower or any of its properties or assets which: (i) either in any case or in the aggregate, if adversely determined, would have a Material Adverse Effect on any Borrower; or
(ii) question the validity of this Agreement or any other Facility Documents or any action to be taken in connection with the transactions contemplated hereby and thereby.

                  (e) No Conflicting Law or Agreements. The execution, delivery and performance by and of each Borrower of this Agreement and all other Facility Documents: (i) do not violate any provision of the articles (certificate) of incorporation and code of regulations (by-laws) of each Borrower; (ii) do not violate any order, decree or judgment by which any Borrower is bound, or, to the best of each Borrower's knowledge, any provision of any law, statute, rule or regulation; (iii) do not violate or conflict with, result in a breach of or constitute (with notice, lapse of time, or otherwise) a default under any agreement, mortgage, indenture or contract to which any Borrower is a party, or by which any Borrower's properties are bound; or (iv) do not, to each Borrower's knowledge, result in the creation or imposition of any lien, security interest, charge or encumbrance of any nature whatsoever upon any property or assets of any Borrower, except for the security interests created by the Security Agreement, the Dominican Republic Documents, the Puerto Rico Documents or hereunder.

                  (f) Taxes. With respect to all taxable periods of each Borrower, each Borrower has filed all tax returns which are required to be filed and all federal, state, municipal, franchise and other taxes shown to be due and payable on such filed returns have been paid or have been reserved against, as required by GAAP, and no Borrower knows of any unpaid assessment against it.

                  (g) Financial Statements. The Borrowers have heretofore delivered to the Banks (i) the audited annual consolidated balance sheet of the Borrowers as of December 31, 1995 and the related statements of income, shareholders' equity and cash flows for the year then ended, and (ii) the unaudited consolidated balance sheet of the Borrowers as of September 30, 1996, and the related statement of income for the period then ended. Such financial statements, with accompanying footnotes, fairly present the financial condition, results of operations and cash flows of the Borrowers as of the dates and for the periods referred to and have been prepared in accordance with GAAP consistently applied by the Borrowers throughout the periods involved. The financial statements referred to in this Section 5.1 (g) do not, nor does this Agreement or any written statement furnished by the Borrowers to the Banks in connection herewith, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

                  (h) Adverse Developments. Since the date of the financial statements most recently furnished to the Banks, there has been no change in the business, prospects, operations or condition, financial or otherwise, of the Borrowers or any of the properties or assets of the Borrowers which would have a Material Adverse Effect on the Borrowers.

                  (i) Existence of Assets and Title Thereto. Each Borrower has good and marketable title to its properties and assets, including the properties and assets reflected in the financial statements referred to above. Such properties and assets are not subject to any Lien except as expressly permitted under the terms of this Agreement or the Security Agreement, the Dominican Republic Documents and the Puerto Rico Documents. Each Borrower shall not cause or permit in the future (upon the happening of a contingency or otherwise) any of its property whether now owned or hereafter acquired to be subject to a Lien except as provided in this Section 5.1 (i).

                  (j) Regulation U. No Borrower is engaged in nor will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" under Regulation U of the Board of Governors of the Federal Reserve System as now or from time to time in effect. No part of the proceeds of the borrowings hereunder will be used, directly or indirectly, for the purpose of "purchasing" or "carrying" any "margin stock". The terms "purchasing," "carrying" and "margin stock" shall be as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System. If requested by the Agent, the Borrower will furnish to the Banks a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect.

                  (k) Compliance. No event has occurred and no condition exists which would constitute an Event of Default pursuant to this Agreement. No Borrower is in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other Governmental Authority, commission, board, bureau, agency, authority or official or, to the knowledge of the Borrower, in violation of any law, statute, rule or regulation to which it or its properties are subject, which default or violation might have a Material Adverse Effect on any Borrower. No Borrower is in default in the payment or performance of any of its obligations or in the performance of any mortgage, indenture, lease, contract or other agreement to which it is a party or by which it or any of its assets or properties may be bound, which default might have a Material Adverse Effect on any Borrower. No Borrower has failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure might have a Material Adverse Effect on any Borrower.

                  (l) Leases. Each Borrower enjoys quiet and undisturbed possession under all leases under which it is operating, and all such leases are valid and subsisting, and not in default.

                  (m) Pension Plans. No ERISA Event has occurred with respect to any Plan of the Borrowers. The PBGC has not made a determination that, with respect to any Plan of any Borrower, an event or condition has occurred which constitutes grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any such Plan. The Borrowers are not in violation of any laws, ordinances, governmental rules or regulations to which they are subject, including without limitation any laws, rulings or regulations relating to ERISA or Section 4975 of the Code, which violation might have a Material Adverse Effect on any Borrower.

                  (n) Investment Company Act. No Borrower is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  (o) No Insolvency. On the date hereof and after giving effect to all Indebtedness of the Borrower (including the Revolving Credit Loans), (a) each Borrower will be able to pay its obligations as they become due and payable; (b) the present fair saleable value of each Borrower's assets exceeds the amount that will be required to pay its probable liability on its obligations as the same become absolute and matured; (c) the sum of each Borrower's property at a fair valuation exceeds such Borrower's Indebtedness; and (d) each Borrower will have sufficient capital to engage in its business. The grant by the Borrowers of the security interest in the Collateral for the Revolving Credit Loans, the Commercial L/Cs and the Standby L/Cs pursuant to the Security Agreement, the Dominican Republic Documents and the Puerto Rico Documents constitutes fair consideration and reasonably equivalent value because of the receipt of the proceeds of such credit facilities.

                  (p)      Environmental Matters.

                           (i) No Borrower has used Hazardous Materials on,
from or affecting any real property owned, leased or used by any Borrower (the "Real Property") in any manner which violates any Environmental Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and to the best knowledge of each Borrower, no present or prior owner of the Real Property or any tenant, subtenant, occupant, prior tenant, prior subtenant or prior occupant has used Hazardous Materials on, from or affecting the Real Property in any manner which violates any Environmental Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials;

                           (ii) No Borrower has ever received any notice of any
violation of any Environmental Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and to the best knowledge of each Borrower, there have been no actions commenced or threatened by any party for noncompliance therewith;

                           (iii) Each Borrower shall keep or cause the Real
Property to be free of Hazardous Materials except to the extent that such Hazardous Materials are stored and/or used in compliance all applicable Environmental Laws; and, without limiting the foregoing, no Borrower shall cause or permit the Real Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials, except in compliance with all applicable Environmental Laws, nor shall any Borrower knowingly cause or permit, as a result of any intentional or negligent act or omission on the part of any Borrower, or any tenant, subtenant or occupant, a release of Hazardous Materials onto the Real Property; and

                           (iv) Each Borrower shall (x) conduct and complete
all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean up and remove any Hazardous Materials on, under, from or affecting the Real Property in accordance with all applicable Environmental Laws, to the satisfaction of the Agent and in accordance with the orders and directives of all Governmental Authorities and (y) defend, indemnify and hold harmless the Agent and the Banks, their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatsoever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to (A) the presence, disposal, release or threatened release of any Hazardous Materials on, over and under, from or affecting the Real Property or the soil, water, vegetation, buildings, personal property, persons or animals thereon; and (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or relating to such Hazardous Materials including, without limitation, attorneys' and consultants' fees, investigation and laboratory fees, court costs and litigation expenses.

                  The provisions of this Section 5.1(p) shall be in addition to any and all other obligations and liabilities each Borrower may have to the Agent and the Banks at common law and shall survive (i) the repayment of all sums due under the Notes, the Acceptance Credit Agreement and any other Facility Document and (ii) the satisfaction of all other obligations of each Borrower hereunder and under the other Facility Documents.

                  As used herein, "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, and petroleum products) which are included under or regulated by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq., the Toxic Substances Control Act, 15 U.S.C. ss.2601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901, et seq., the Water Quality Act of 1987, 33 U.S.C. ss.1251, et seq., the Clean Air Act, 42 U.S.C. ss.7401, et seq., and any other federal, state or local statute, ordinance, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances (herein the "Environmental Laws").

                  (q) Flood Plain Area. Except for a portion of the Real Property located at 294 South Harper Street, Nelsonville, Ohio (as to which Real Estate the Borrowers have obtained, and will continue to maintain, flood insurance), none of the Real Property or where any of the Collateral is situated is located in any area designated as a "flood plain area" pursuant to 42 U.S.C. ss.4101 et seq., and the regulations promulgated thereunder.

                  (r) Accuracy of Information. All information, reports and other papers and data (including without limitation, copies of all filings made with all Governmental Authorities) furnished heretofore or contemporaneously herewith by or on behalf of the Borrowers to the Agent, the Banks or any Person furnishing an opinion required to be delivered hereunder for purposes of or in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby, is, and all other such information hereafter furnished by or on behalf of the Borrowers to the Agent, the Banks or any Person furnishing an opinion required to be delivered hereunder will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading and the Borrowers have notified the Banks of all events that have occurred since such date that would render such information incomplete or misleading.

                  (s) Assets for Conduct of Business. The Borrowers possess adequate assets, patents, patent applications, copyrights, trademarks, servicemarks, and trade names or licenses thereto, to continue to conduct their business as heretofore conducted, without any material conflict with the rights of others, except that the failure to possess such asset or assets, in the aggregate, would not have a Material Adverse Effect, and all material patents, patent applications, copyrights, trademarks, servicemarks, trade names and licenses in existence on the date hereof are listed on Schedule 5.1(s).

                  (t) Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of any Borrower with any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Borrowers, taken as a whole, and there exists no present condition or state of facts or circumstances known to the Borrowers that would have a Material Adverse Effect or prevent the Borrowers from conducting their business, taken as a whole, after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which such business has heretofore been conducted.

                  (u) Contingent Obligations. The Borrowers have no Contingent Obligations other than those disclosed in the financial statements of the Borrowers previously furnished to the Banks or on Schedule 5.1(u).

                                   ARTICLE VI

                             CONDITIONS OF LENDING

         SECTION 6.1 Conditions to Initial Transaction. The agreement of the Banks to make the initial transaction hereunder, whether such transaction be a Revolving Credit Loan or the issuance of a Commercial L/C or a Standby L/C on any date, is subject to the satisfaction of the following conditions precedent:

                  (a) Facility Documents. The Agent shall have received (i) this Agreement, executed and delivered by duly authorized officers of the Borrowers, (ii) the Notes, conforming to the requirements hereof and executed and delivered by duly authorized officers of the Borrowers, (iii) the Security Agreement, executed and delivered by duly authorized officers of the Borrowers, and (iv) each of the other Facility Documents, conforming to the requirements hereof and duly executed and delivered by or on behalf of each of the parties thereto.

                  (b) Consents. The Agent shall have received true copies (in each case certified as to authenticity on such date by such Person as may be appropriate or may be reasonably required by the Agent) of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirements of Law or by any Contractual Obligation in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the Notes, the Security Agreement and the other Facility Documents, and such consents, authorizations and filings shall be reasonably satisfactory in form and substance to the Agent and its counsel and be in full force and effect.

                  (c) Corporate Documents. The Agent shall have received true and complete certified copies of each Borrower's Articles (Certificate) of Incorporation and Code of Regulations (By-Laws), and a copy of the resolutions (in form and substance satisfactory to the Agent) of the Board of Directors of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes, the Security Agreement and the other Facility Documents,
(ii) the consummation of the transactions contemplated hereby, (iii) the borrowing and other financial transactions herein provided for, and (iv) the documents provided for in this Agreement, certified by the Secretary or an Assistant Secretary of each Borrower, as of the date hereof. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date hereof.

                  (d) Good Standing Certificates. The Agent shall have received copies of certificates dated as of a recent date from the Secretary of State, or other appropriate authority of such jurisdiction, evidencing the good standing of each Borrower in the jurisdiction of its incorporation.

                  (e) Incumbency Certificates. The Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower, dated as of the date hereof, as to the incumbency and signature of the officers of each Borrower executing this Agreement, the Notes, the Security Agreement, the other Facility Documents and any certificate or other documents to be delivered pursuant hereto or thereto.

                  (f) Release of Existing Liens. The Agent shall have received all filing receipts, acknowledgments or other evidence satisfactory to it evidencing any recordation or filing necessary to release all Liens (except Liens pursuant to the Security Agreement, the Dominican Republic Documents and the Puerto Rico Documents) on the assets or properties of the Borrowers.

                  (g) Financial Information. The Agent shall have received a copy of each of the financial statements referred to in Section 5.1(g).

                  (h) No Litigation. No suit, action, investigation, inquiry or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, the Notes, the Security Agreement, the other Facility Documents or any of the transactions contemplated hereby or thereby, or (ii) which, in the reasonable judgment of the Agent, would have a Material Adverse Effect.

                  (i) No Violation. The consummation of the transactions contemplated hereby and by the Notes, the Security Agreement and the other Facility Documents shall not contravene, violate or conflict with, nor involve the Agent or the Bank in a violation of, any Requirement of Law.

                  (j) Legal Opinion. The Agent shall have received the executed legal opinions of Porter, Wright, Morris & Arthur and Hunter & Hunter, legal counsel to the Borrowers, substantially in the form of Exhibit C attached hereto.

                  (k) Filings. The Agent shall have received all filing receipts, acknowledgments or other evidence satisfactory to it evidencing any recordation or filing necessary to perfect the security interests granted pursuant to the Security Agreement, the Dominican Republic Documents and the Puerto Rico Documents in favor of the Agent and the Banks in the Collateral and evidence satisfactory to the Agent that such security interests constitute valid and perfected first security interests.

                  (l) Insurance Certificates and Policies. The Agent shall have received the certificates of insurance and copies of hazard insurance policies referred to in Section 7.1(j).

         SECTION 6.2 Conditions to Each Transaction. The agreement of the Banks to make any transaction hereunder, whether such transaction be a Revolving Credit Loan or the issuance of a Commercial L/C or a Standby L/C on any date (including, without limitation, the initial transaction hereunder), is subject to the satisfaction of the following conditions precedent as of the date such transaction is requested to be made:

                  (a) Representations and Warranties. Each of the representations and warranties made by each Borrower in or pursuant to this Agreement, the Notes, the Security Agreement or any other Facility Document delivered in connection herewith or therewith shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                  (b) No Default. No Event of Default and no Default shall have occurred and be continuing on such date or after giving effect to the transaction requested to be made on such date.

                  (c) No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against any Borrower questioning the enforceability of or such Borrower's authority to enter into this Agreement, the Notes, the Security Agreement or the other Facility Documents.

                  (d) Additional Documents. The Agent shall have received each additional document, instrument or item of information reasonably requested by the Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Borrower may be a party.

                  (e) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the Notes, the Security Agreement and the other Facility Documents shall be reasonably satisfactory in form and substance to the Agent and the Banks.

         Each such transaction by the Borrowers hereunder shall constitute a representation and warranty by the Borrowers to the Agent and the Banks as of the date of such transaction that the conditions contained in this Section 6.2 have been satisfied.

                                  ARTICLE VII

                                   COVENANTS

         SECTION 7.1 Affirmative Covenants. So long as the Borrowers may borrow (including pursuant to Commercial L/Cs and Standby L/Cs) under this Agreement and until payment in full of the Notes, any L/C Funding or any other amount or obligation owing to the Banks hereunder, the Borrowers shall, unless the Banks shall otherwise consent in writing:

                  (a) Financial Statements. Furnish to each of the Banks:

                           (i) as soon as available, but in any event within
ninety (90) days after the end of each Fiscal Year of the Borrowers, a copy of the audited consolidated balance sheet of the Borrowers as at the end of such Fiscal Year and the related audited consolidated statements of income and shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, together with the opinion of independent certified public accountants of nationally recognized standing, which opinion shall not contain a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit or qualification which would affect the computation of financial covenants contained herein other than a qualification for consistency due to a change in the application of GAAP with which the Borrowers' independent certified public accountants concur; and

                           (ii) as soon as available, but in any event not
later than forty-five (45) days after the end of each month, the unaudited unconsolidated balance sheet of each Borrower (other than Rocky Inc.) as at the end of such month and the related unaudited unconsolidated statements of income and shareholders equity of each such Borrower for such month and the portion of the Fiscal Year through such date, setting forth in each case in comparative form the figures for the previous year, certified by an appropriate officer as being fairly stated in all material respects.

                  (b) Certificates; Other Information. Furnish to each of the
Banks:

                           (i) concurrently with the delivery of each annual
financial statement referred to in Section 7.1(a)(i) and each monthly financial statement referred to in Section 7.1(a)(ii) above that ends on the last day of a Fiscal Quarter, a certificate of an appropriate officer of the Borrowers (in such form as shall be reasonably acceptable to the Banks) stated to have been made after due examination by such officer (x) stating that, to the best of such officer's knowledge, the Borrowers during such period have observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement, the Notes and the other Facility Documents to be observed, performed or satisfied by them and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (y) showing in detail the calculations supporting such statement in respect of Sections 7.2 (l) (i), (ii), (iii), (iv) and (v), and (z) stating that, to the best of such officer's knowledge, the representations and warranties expressed in Article V are true, correct and complete in all material respects on and as of the date of such financial statements delivered concurrently therewith, except in each case of (x), (y) or
(z) as may otherwise be specifically set forth in such certificate;

                           (ii) promptly after the same are sent, copies of all
quarterly financial statements, reports and notice which any Borrower sends to its stockholders as stockholders and promptly after the same are filed, copies of all financial statements and reports (including, without limitation, reports on Forms 10-K, 10-Q and 8-K) which any Borrower may make to, or file with, and copies of all material notices any Borrower receives from, the Securities and Exchange Commission or any public body succeeding to any or all of the functions of the Securities and Exchange Commission;

                           (iii) promptly after receipt thereof, a copy of all
material, detailed financial and management reports regarding the Borrowers, or any of them, submitted to any of them by its independent certified public accountants in connection with each annual or interim audit report made by such accountants of the books of any of them, including information with respect to such accountants annual review of the internal control procedures of the Borrowers;

                           (iv) on or prior to thirty (30) days after the last
day of each calendar month after the date hereof, a certificate substantially in the form of Exhibit D (a "Borrowing Base Certificate"), certified by an officer of the Borrowers as true and correct, setting forth the amount of Eligible Accounts Receivable and Inventory, in each case as of the last Business Day of said calendar month; provided that, in addition, the Borrowers may provide to the Agent a Borrowing Base Certificate as of a more recent date, certified by an officer of the Borrowers as true and correct, setting forth the amount of Eligible Accounts Receivable and Inventory, in each case as of such more recent date ; provided further, that if such more recent Borrowing Base Certificate does not contain the amount of Inventory as of such more recent date, the amount of Inventory shall be the amount on the last monthly Borrowing Base Certificate less the amount that Eligible Accounts Receivable have increased since the last monthly Borrowing Base Certificate furnished to the Agent; and

                           (iv) promptly, on reasonable notice to the
Borrowers, such additional financial and other information as the Banks may from time to time reasonably request.

                  (c) Monthly Inventory, Accounts Receivable and Other Reports. Furnish to the Banks as soon as available, but in no event no more than thirty
(30) days after the end of each calendar month, an Inventory listing, an aging schedule of Accounts Receivable and backlog, orders booked and sales variance reports as of the last day of, or for, such month, each in form and substance satisfactory to the Banks.

                  (d) Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all their Indebtedness, including without limitation all amounts due under the Notes and hereunder, and other material obligations of whatever nature, except, without prejudice to the effectiveness of subpart (iv) of Section 8.1(b), for any Indebtedness or other obligations (including any obligations for taxes), when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrowers.

                  (e) Maintenance of Rights. Preserve, renew and keep in full force and effect, and take all reasonable action to maintain, all rights, privileges, licenses, permits, contracts, copyrights, patents, trademarks, trade names and franchises necessary or desirable in the normal conduct of their business; and comply with all Requirements of Law.

                  (f) Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to their business and activities, subject in the case of interim statements to year-end audit adjustments; and permit representatives of the Agent and the Banks to visit and inspect any of their properties, and examine and make abstracts from any of the books and records at any reasonable time and as often as may reasonably be requested, and to discuss the business, operations, properties and financial and other condition of the Borrowers and, if notice thereof is given to the Borrowers prior to the date of such discussions, with their independent certified public accountants.

                           The Borrowers shall permit the Agent and/or each
Bank, at each of their option, to do quarterly audits of the Collateral and other assets of the Borrowers. The Borrowers shall pay to the Agent and/or each Bank, as the case may be, the costs for such audits. Should the Borrowers fail to pay to the Agent and/or each Bank, as the case may be, upon demand, the costs of such audits, interest shall accrue thereon from the date of demand until paid in full at the default rate of interest set forth in the Notes.

                  (g) Notices. Promptly give notice to the Banks:

                           (i) of the occurrence of any Default or Event of
Default of which a Borrower has actual knowledge;

                           (ii) of any (x) default or event of default, under
any loan, letter of credit agreement or acceptance agreement, (y) default under any other obligations that would enable the obligee of such obligations to compel the Borrowers to immediately pay all amounts owing thereunder or otherwise accelerate payments thereunder and would have a Material Adverse Effect, or (z) litigation, investigation or proceeding which may exist at any time between any Borrower and any Governmental Authority, which, if adversely determined, would have a Material Adverse Effect;

                           (iii) of any litigation or proceeding affecting or
threatened in writing against any Borrower (x) in which the amount involved is $250,000.00 or more (or $1,000,000 or more as to such threatened litigation or proceeding) and not covered by insurance and which, in the reasonable opinion of an appropriate officer of such Borrower, would, if adversely determined, have a Material Adverse Effect on the Borrowers taken as a whole, or (y) in which injunctive or similar relief is sought and which, in the reasonable opinion of an appropriate officer of such Borrower, would, if adversely determined, have a Material Adverse Effect on the Borrowers taken as a whole;

                           (iv) of the following events, as soon as possible
and in any event within thirty (30) days after the Borrowers know or have reason to know thereof: (x) the occurrence of any Reportable Event with respect to any Plan with respect to which the PBGC has not waived the thirty (30) day reporting requirement, or (y) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Borrowers to terminate or withdraw or partially withdraw from any Plan under circumstances which could lead to material liability to the PBGC or, with respect to a Multiemployer Plan, the Reorganization or Insolvency (as each such term is defined in ERISA) of the Plan and in addition to such notice, deliver to the Banks whichever of the following may be applicable: (A) a certificate of an appropriate officer of the Borrowers setting forth details as to such Reportable Event and the action the Borrowers propose to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or
(B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

                           (v) of a material adverse change (other than with
respect to changes in the normal course of any Borrower's business, such as seasonal fluctuations) in the business, operations, property or financial or other condition of the Borrowers taken as a whole; a "material adverse change" for the purposes of this paragraph (v) shall be deemed to have occurred only if such change or changes in condition involve in the aggregate an amount exceeding $250,000.00.

         Each notice pursuant to this Section 7.1 (g) shall be accompanied by a statement of the chief executive officer or chief financial officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

                  (h) Other Information. Furnish to the Banks (i) promptly upon receipt thereof, copies of any reports submitted to the Borrowers by its independent certified public accountants in connection with any internal audit of the Borrowers made by such accountants; and (ii) such additional information, reports or statements as the Banks may from time to time reasonably request.

                  (i) Taxes. Pay and discharge all taxes, assessments, governmental charges and levies upon or collected by the Borrowers as and when they become due and payable, unless, and only to the extent that, such taxes, assessments, governmental charges and levies shall be contested in good faith by appropriate proceedings and shall have been reserved against as required by GAAP, by the Borrowers.

                  (j) Maintenance of Property; Insurance. Keep all property useful in and necessary to its business in good working order and condition; and shall keep their property continuously insured with Required Property Insurance Coverage and maintain Required Public Liability Insurance Coverage.

                  All insurance shall be obtained and maintained either by means of policies with generally recognized, responsible insurance companies qualified to do business in the jurisdiction where such property is located or pursuant to other arrangements satisfactory to the Agent. The insurance to be provided may be by blanket policy. The Banks shall be named as additional insureds, loss payees and mortgagees on each policy of insurance to the extent of its interest in the Collateral, and each policy of insurance shall be written so as not to be subject to cancellation or substantial modification upon less than thirty (30) days advance written notice to the Agent. The Borrowers shall deposit with the Agent certificates or other evidence satisfactory to it that (i) the insurance required hereby has been obtained and is in full force and effect, and (ii) all premiums thereon have been paid in full. Prior to the expiration of any such insurance, the Borrowers shall furnish the Agent with evidence satisfactory to it that such insurance has been renewed or replaced and that all premiums thereon have been paid in full.

                  All policies providing the Required Property Insurance Coverage shall contain standard loss payable clauses requiring all proceeds resulting from any claim from loss or damage in excess of $500,000.00 with respect to the Collateral to be paid to the Agent and shall be paid and applied as set forth in the Security Agreement. Any proceeds of policies providing Required Public Liability Insurance Coverage shall be applied toward the extinguishment or satisfaction of the liability with respect to which such insurance proceeds have been paid.

                  In the event the Borrowers fail to provide, maintain, keep in force and deliver and furnish to the Agent, the policies of insurance required by this Section 7.1 (j), the Agent and/or the Banks may procure such insurance or single-interest insurance for such risk covering the Banks' interest and the Borrowers will pay all premiums thereon promptly upon demand by the Agent, together with interest thereon at the rate then in effect under the Notes.

                  (k) ERISA Funding Requirements. Comply with all funding requirements of ERISA with respect to any Plan of any Borrower.

                  (l) Indemnification. Defend, indemnify and hold the Agent and the Banks and any of their respective officers, directors and employees harmless against any and all loss, cost, expense, claims or actions arising out of the execution and delivery of this Agreement, the Notes, the Security Agreement and the other Facility Documents, and the transactions contemplated hereby and thereby, regardless of whether or not the disbursement of any Revolving Credit Loans shall actually occur, unless any such loss, cost, expense, claim or action are due to the gross negligence or willful misconduct of the Banks. The provisions of this Section 7.1 (l) shall survive the termination of this Agreement.

                  (m) Performance Under Facility Documents. Perform all obligations required to be performed by each under the terms of this Agreement and the other Facility Documents and any other agreements now or hereafter existing or entered into between the Borrowers and the Banks.

                  (n) Corporate Existence; Foreign Qualification. Do or cause to be done at all times all things necessary to: (i) maintain and preserve their respective corporate existence; (ii) be duly qualified to do business and be in good standing as a foreign corporation in each jurisdiction where failure to do so will have a Material Adverse Effect; and (iii) comply with all Contractual Obligations.

         SECTION 7.2 Negative Covenants. So long as the Borrowers may borrow (including pursuant to Commercial L/Cs and Standby L/Cs) under this Agreement and until payment in full of the Notes, or any other amount or obligation is owing to the Banks hereunder, the Borrowers shall not, unless the Banks shall otherwise consent in writing:

                  (a) Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or liability for borrowed money, except for: (i) Indebtedness to the Banks pursuant to this Agreement; (ii) Indebtedness existing on the date hereof; and (iii) accounts payable and other liabilities created in the ordinary course of business, including but not limited to obligations described in Sections 7.2(c) and (d), but not including any liability or Indebtedness incurred in connection with the borrowing of money.

                  (b) Mortgages and Pledges. Create, incur, assume or suffer to exist (i) any Lien of any kind (including the charge on property purchased under conditional sales or other title retention agreements) upon, or any security interest in, any of their property or assets, whether now owned or hereafter acquired except as specifically permitted under this Agreement, or (ii) an agreement with any Person (other than the Banks) which prohibits or restricts the granting of any such Lien of any kind in favor of the Banks, except:

                           (i) liens securing taxes, assessments or
governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons, provided the payment thereof is not at the time required by Section 7.1(i);

                           (ii) liens incurred or deposits made in the ordinary
course of business in connection with workers' compensation, unemployment insurance, social security and other like laws;

                           (iii) attachment, judgment or other similar liens
arising in connection with court proceedings, provided the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings, provided, however, that if, in the opinion of the Agent, any such lien against any Collateral is subject to imminent loss or forfeiture, the Borrowers shall discharge any such attachment, judgment or other similar lien;

                           (iv) reservations, exceptions, encroachments,
easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions (but not including any real estate mortgages or other similar liens) affecting real property, provided they do not in the aggregate materially detract from the value of said property or materially interfere with its use in the ordinary conduct of the owning Borrower's business;

                           (v) purchase money security interests not exceeding
in amount the purchase price of the property purchased and up to an aggregate total of $250,000 (when aggregated with the amount of lease obligations permitted under Section 7.2(f)); and

                           (vi) inchoate liens arising under ERISA to secure
the contingent liability of the Borrowers.

                  (c) Merger, Consolidation and Acquisition of Assets. Enter into any transaction or merger, consolidation, amalgamation or reorganization or liquidate, wind up or dissolve any of the Borrowers (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of their business or assets, whether now owned or hereafter acquired, or make any material change in the method by which they conduct the business, or acquire all or any material part of the business assets of, or any stock or other evidence of beneficial ownership of, any Person.

                  (d) Sale of Assets. Sell, lease or otherwise dispose of any material part of its assets outside the ordinary course of business.

                  (e) Contingent Liabilities. Assume, guarantee, endorse, sell with recourse, contingently agree to purchase, discount, or otherwise become or remain liable with respect to any Contingent Obligations, or enter into any agreement for the purchase or other acquisition of any product, materials or supplies, or for transportation or for the payment for services, if in any such case payment therefor is to be made regardless of the non-delivery of the product, materials or supplies or the non-furnishing of the transportation or services.

                  (f) Obligations as Lessee. Enter into any arrangements as lessee of real or personal property, except for (i) those existing as of the date hereof, (ii) those entered into in the ordinary course of business not to exceed an aggregate balance of $250,000 (when aggregated with the amount of purchased assets subject to purchase money security interests permitted by
Section 7.2(b)(v)), and (iii) those which are hereafter disclosed to and approved by the Banks.

                  (g) Transactions with Affiliates. Enter into any transactions, including without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except (i) in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to the Borrower as would obtain in any arm's length transaction with a person not an Affiliate, and (ii) those transactions existing on the date hereof.

                  (h) Investments; Loans. Purchase, acquire, exercise an option to purchase or acquire, or own the assets, obligations, stock or any other interest of or in, or make loans or advances to, or investments in, any Person, except for investments by the Borrowers in (i) certificates of deposit issued by the Banks; (ii) commercial paper accorded the highest quality rating by two national rating agencies accustomed to giving such rating; (iii) readily marketable direct obligations of the United States of America or any agency thereof or readily marketable obligations fully guaranteed by the United States of America or any agency thereof; (iv) investment grade state and/or municipal bonds, tax-free state and/or municipal bonds, and preferred stocks of utilities; or (v) deposits to secure the performance of bids, tenders or contracts or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, all in the ordinary course of business.

                  (i) Sale and Leaseback. Enter into any arrangements whereby any Borrower shall sell or transfer any of its property and then or within one year thereafter, as lessee, rent or lease such property.

                  (j) Compliance with ERISA. (i) Allow or suffer to exist any Prohibited Transaction involving any Plan, (ii) incur or suffer to exist any accumulated funding deficiency, whether or not waived, involving any such Plan, or (iii) allow any occurrence of or suffer to exist any ERISA Event, or any other event or condition, that presents a material risk of termination of any such Plan by the PBGC; if such Prohibited Transaction, accumulated funding deficiency or ERISA Event would result in a liability of the Borrowers to the PBGC which is material to the Borrowers.

                  (k) Sale of Subsidiary Securities. Sell any security, debt or equity of Five Star or Lifestyle, or permit Five Star or Lifestyle to sell or issue any security, debt or equity to any Person other than Rocky Inc.

                  (l) Financial Covenants.

                           (i) Current Ratio. Permit the Current Ratio to be
less than (x) 1.2 to 1.0 from and including June 30 through and including December 30 of each Fiscal Year, and (y) 1.3 to 1.0 from and including December 31 of each Fiscal Year through and including June 29 of the succeeding Fiscal Year.

                           (ii) Consolidated Tangible Net Worth. Permit
Consolidated Tangible Net Worth to be less than $23,750,000, which amount shall increase annually on the last day of each Fiscal Year by 75% of Consolidated Earnings for such Fiscal Year (but not decreased by any losses), commencing with the Fiscal Year ending December 31, 1996.

                           (iii) Debt to Worth Ratio. Permit the ratio of
Consolidated Liabilities to Consolidated Tangible Net Worth to exceed (x) 2.25 to 1.0 from and including June 30 through and including December 30 of each Fiscal Year, and (y) 1.5 to 1.0 from and including December 31 of each Fiscal Year through and including June 29 of the succeeding Fiscal Year.

                           (iv) Cash Flow Coverage. Permit Cash Flow Coverage
to be less than 1.3 to 1.0.

                           (v) Capital Expenditures. Permit Capital
Expenditures to exceed (x) $2,750,000 in the Fiscal Year ending December 31, 1996, and (y) $2,500,000 in each Fiscal Year thereafter.

                                  ARTICLE VIII

                               EVENTS OF DEFAULT

         SECTION 8.1 Events of Default. The occurrence of any of the following shall constitute an "Event of Default":

                  (a) Any Borrower fails to pay when due any amount payable under this Agreement or the Notes or make any reimbursement in connection with any Commercial L/C or Standby L/C due in accordance with the terms of the Commercial L/C Application and the Standby L/C Application, and such failure continues for more than five (5) days after such payment or reimbursement became due;

                  (b) Any Borrower (i) fails to observe or perform any other term of the Notes, the Commercial L/Cs or the Standby L/Cs, and such failure to observe or perform continues for more than fifteen (15) days after such failure shall first become known to any officer of any Borrower, provided, however, that such fifteen (15) day cure period shall not apply to (x) any such failure which in the Agent's good faith opinion is incapable of cure; (y) any such failure which has previously occurred; or (z) any failure to maintain and keep in effect any insurance required by any Facility Document; (ii) makes any materially incorrect or misleading representation, warranty, or certificate to the Agent or the Banks; (iii) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Agent or the Banks; or (iv) defaults under the terms of any agreement or instrument relating to any Indebtedness (other than the Indebtedness evidenced by the Notes) such that the creditor declares the Indebtedness debt due before its maturity;

                  (c) Any other default occurs under the terms of this Agreement, the Security Agreement or any other Facility Document or any default occurs under the terms of any other loan agreement, mortgage, security agreement or any other agreement executed as part of any other obligation or Indebtedness of any Borrower owed to either Bank at any time, and such default continues for more than fifteen (15) days after such default shall first become known to any officer of any Borrower, provided, however, that such fifteen (15) day cure period shall not apply to (w) any failure to provide to the Banks the financial statements, documents and information required to be provided pursuant to Sections 7.1(a), (b), and (c); (x) any default which in the Agent's good faith opinion is incapable of cure; (y) any default which has previously occurred; or (z) any failure to maintain and keep in effect any insurance required by any Facility Document;

                  (d) A Reportable Event occurs that would permit the PBGC to terminate any Plan of any Borrower or any Affiliate of any Borrower, or the occurrence of an ERISA Event which shall not have been cured within thirty (30) days after any officer of any Borrower has knowledge thereof ;

                  (e) Any Borrower becomes insolvent or unable to pay its debts as they become due;

                  (f) Any Borrower (i) makes an assignment for the benefit of creditors; (ii) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (iii) commences or consents to any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction;

                  (g) A custodian, receiver or trustee is appointed for any Borrower or for a substantial part of its assets without its consent and is not removed within sixty (60) days after such appointment;

                  (h) Proceedings are commenced against any Borrower under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for sixty (60) days after commencement;

                  (i) Any judgment is entered against any Borrower, or any attachment, levy or garnishment is issued against any property of any Borrower, in excess of $250,000.00, and which judgment, attachment, levy or garnishment has not been discharged or stayed within thirty (30) days after issuance, or for such longer period as the Banks may agree to in writing;

                  (j) Any Borrower, without the Banks' written consent, (i) is dissolved; (ii) merges or consolidates with any third party; (iii) sells a material part of its assets or business outside the ordinary course of its business, or (iv) agrees to do any of the foregoing;

                  (k) There is a substantial change (other than with respect to changes in the normal course of any Borrower's business, such as seasonal fluctuations) in the existing or prospective financial condition of any Borrower which the Banks in good faith determines to be materially adverse; or

                  (l) The Banks in good faith deem themselves insecure.

         Upon the happening of any Event of Default, (i) all obligations of the Banks to make further Revolving Credit Loans and issue Commercial L/Cs and Standby L/Cs hereunder shall terminate, (ii) all amounts owing under the Notes, this Agreement and all other Facility Documents, shall become immediately due and payable, without notice, at either Bank's option, and (iii) the Agent and the Banks shall have all of the rights and remedies provided by any law or agreement, including the right to cause all or any part of the Collateral securing the Notes and other Indebtedness owed to the Banks to be transferred to or registered in the name of the Agent and/or the Banks or in the name of any other Person, with or without designation of the capacity of such nominee. Any requirement of reasonable notice shall be met if the Agent sends the notice to the Borrowers at least seven (7) days prior to the date of any public or private sale, disposition or other event giving rise to the required notice. The Borrowers shall be liable for any deficiency remaining after disposition of the Collateral securing the Notes. The Borrowers are liable to the Agent and the Banks for all reasonable costs and expenses of every kind incurred in the making or collection of amounts due hereunder and under the Notes, including, without limitation, reasonable attorneys' fees and court costs. These costs and expenses shall include, without limitation, any costs or expenses incurred by the Agent and the Banks in any bankruptcy, reorganization, insolvency or other similar proceeding.

         If one Bank exercises its option to accelerate the maturity of its Note and pursue any remedy provided for herein, such Bank shall give immediate notice of the same to the other Bank and the Agent and such other Bank shall then accelerate the maturity of its

Note and pursue remedies hereunder. The Banks, to the extent possible, shall cooperate with each other and the Agent in pursuing such remedies.

         SECTION 8.2 Allocation of Proceeds. Any moneys (including, without limitation, the proceeds of any sale of the Collateral, any part thereof or any interest therein) received by the Agent and/or the Banks pursuant to the exercise of any remedies provided herein or in the other Facility Documents or by law shall be applied in the following order of priority:

         First: the payment of each Bank and the Agent for all moneys reasonably advanced by each for taxes, assessments, insurance, costs incurred for the protection of the Collateral and costs incurred in the collection thereof (including, without limitation, reasonable attorneys' fees and expenses);

         Second: the payment to Bank One and HNB of all unpaid interest and other sums and/or charges owing to the Banks;

         Third: the payment to Bank One and HNB in proportion to the ratio of the principal amount of the Indebtedness owed to each Bank to the aggregate principal amount of the Indebtedness owed to both Banks (calculated in the case of an action in foreclosure, as of the date of the foreclosure sale, or if the action is not pursued to foreclosure, the date of dismissal of the action) of all unpaid principal constituting the Indebtedness owing to the Banks; and

         Fourth: To, or at the direction of, the Borrowers, or as a court of competent jurisdiction otherwise directs.

                                   ARTICLE IX

                                   THE AGENT

         SECTION 9.1 Appointment. Each Bank hereby irrevocably designates and appoints Bank One as Agent of such Bank under this Agreement, each of the Notes, the Security Agreement and the other Facility Documents, and each Bank hereby irrevocably authorizes Bank One, as Agent for such Bank, to take such action on its behalf under the provisions of this Agreement, the Notes, the Security Agreement and the other Facility Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement, the Notes, the Security Agreement and the other Facility Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, any Note, the Security Agreement or any other Facility Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Banks, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, any Note, the Security Agreement or any other Facility Documents, or otherwise exist against the Agent.

         SECTION 9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         SECTION 9.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement, any Note, the Security Agreement or any other Facility Documents (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to either of the Banks for any recitals, statements, representations or warranties made by the Borrowers or any officer thereof contained in this Agreement, any Note, the Security Agreement or any other Facility Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement, any Note, the Security Agreement or any other Facility Documents or for the value, or validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note, the Security Agreement or any other Facility Documents, or for any failure of any Borrower to perform its obligations hereunder or thereunder. The Agent shall be under no obligation to either Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, any Note, the Security Agreement or any other Facility Documents, or to inspect the properties, books or records of the Borrowers.

         SECTION 9.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes. The Agent shall be fully justified in failing or refusing to take any action under this Agreement, any Note, the Security Agreement or any other Facility Documents unless it shall first receive such advice or concurrence of the Banks or it shall first be indemnified to its satisfaction by all Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, either Note, the Security Agreement or any other Facility Documents in accordance with a request of both Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Notes.

         SECTION 9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from either Bank or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". If the Agent receives such a notice or any other notice from a Borrower, the Agent shall promptly give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Banks; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall reasonably deem advisable in the best interest of the Banks.

         SECTION 9.6 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers shall be deemed to constitute any representation or warranty by the Agent to either Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or the other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or the other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the Notes the Security Agreement and the other Facility Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide either Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         SECTION 9.7 Indemnification. Each Bank agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to the respective Revolving Credit Loan Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expense or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the Notes, the Security Agreement and the other Facility Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that neither Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

         SECTION 9.8 Bank One in Its Individual Capacity. Bank One and its affiliates may make Loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though Bank One were not the Agent hereunder. With respect to its Revolving Credit Loans made or renewed by it and any Note issued to it either as Bank One or the Agent, Bank One shall have the same rights and powers under this Agreement as either Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include Bank One in its individual capacity.

         SECTION 9.9 Successor Agent. The Agent may resign as agent upon 30 days' notice to the Banks. If the Agent shall resign as agent under this Agreement, then the Banks shall appoint from among the Banks a successor Agent for the Banks, whereupon such successor Agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                                   ARTICLE X

                          ASSIGNMENT AND PARTICIPATION

         SECTION 10.1 Assignments. No Bank may sell or assign its rights and interests under this Agreement without the written consent of each Bank and the Borrowers, provided that after the occurrence of a Default or an Event of Default that has not been waived by all Banks, the consent of the Borrowers shall not be required.

         SECTION 10.2  Participations.

                  (a) Each Bank may sell participations to one or more Participants in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Revolving Credit Loans) and any other Indebtedness that may now or hereafter be owed by any Borrower to such Bank; provided, however, that (i) such Bank's obligations under this Agreement (including its Commitment to the Borrowers hereunder) shall remain unchanged; (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Borrowers, the Agent and the other Bank shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement; (iv) each such participation shall be solely to a Participant; and (v) any Participant which is not an affiliate of such Bank shall have no right to require such Bank to take or omit to take any action under this Agreement, the Notes or other Facility Documents, including, but not limited to, action extending the final maturity date of any Revolving Credit Loan in which the Participant has a participation, reducing the interest rate, fees or commissions on any Revolving Credit Loans in which such participation was sold, forgiving any principal of or interest, fees or commissions payable on any Revolving Credit Loans in which such participation was sold or releasing of all or substantially all of the Collateral as security for the Revolving Credit Loans. Each Bank agrees to incorporate the requirements set forth in the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Borrowers agree that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable, each Participant shall, to the extent permitted by applicable law, be deemed to have all rights of payment (including, without limitation, rights of setoff) in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement; provided, however, that any Participant exercising such right shall be obligated to share with the Banks, as if such Participant were a "Bank" hereunder, the amount of any such payment or setoff in accordance with this Agreement.

                  (b) If a Participant shall at any time participate with a Bank in making Revolving Credit Loans hereunder or under any other agreement between such Bank and the Borrowers, the Borrowers hereby grant to such Participant (in addition to any other rights that such Participant shall have) and such Participant shall have and is hereby given a continuing lien and security interest in any money, securities or other property of the Borrowers in the custody or possession of the Participant, including the right to set-off, to the extent of Participant's participation in the obligations of the Borrowers to such Bank, as it would have if it were a direct lender to the Borrowers.

         SECTION 10.3 Disclosure of Information. A Bank may, in connection with any participation or proposed participation pursuant to this Article X, disclose to the Participant or proposed Participant any information relating to the Borrowers furnished to the Bank by or on behalf of the Borrowers; provided that such proposed Participant, if not an affiliate of such Bank, executes a confidentiality letter in favor of the Borrowers.

                                   ARTICLE XI

                                 MISCELLANEOUS

         SECTION 11.1 Expenses. Whether or not the transactions herein contemplated shall be consummated, the Borrowers agree to pay all out-of-pocket expenses (including reasonable fees and expenses of counsel) of the Agent and the Banks incurred in connection with the preparation of this Agreement, the Notes, any amendments or supplements to this Agreement, the Security Agreement and the other Facility Documents, any audit, appraisal or other such service deemed necessary or desirable by the Agent or the Banks for the preparation of the Agreement, underwriting documents or enforcing the

Agent's and the Banks' rights hereunder, and all out-of-pocket expenses (including reasonable fees and expenses of their respective counsel) incidental to the enforcement of the rights of the Agent and the Banks under any provisions of this Agreement, the Notes and any other Facility Document.

         SECTION 11.2 Covenants to Survive, Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Agent, the Banks, the Borrowers and their respective successors or assigns; provided, however, that the Borrowers may not assign or otherwise dispose of any of its rights or obligations hereunder. All covenants, agreements, warranties and representations made herein, and in all certificates and documents delivered in connection with this Agreement by or on behalf of the Borrowers shall survive the execution and delivery hereof and thereof, and all such covenants, agreements, representations and warranties shall inure to the respective successors and assigns of the Banks whether or not so expressed.

         SECTION 11.3 Waivers. No failure on the part of the Agent or the Banks to exercise and no delay in exercising any right or remedy hereunder or under the Notes, the Security Agreement or the Facility Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Agent or the Banks of any right, remedy or power hereunder thereunder preclude any other right, remedy or power. The rights, remedies and powers provided herein, in the Notes, the Security Agreement and the other Facility Documents are cumulative and not exclusive of any other rights, remedies or powers which the Agent, the Banks or any holder of the Notes, would otherwise have. Notice to or demand on the Borrowers in any circumstance in which the terms of this Agreement, the Notes, the Security Agreement or the other Facility Documents do not require notice or demand to be given shall not entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent, the Banks or the holder of any Notes to take any other further action in any circumstances without notice or demand.

         SECTION 11.4 Notices. Notice from one party to another relating to this Agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or telecopy number set forth below (or to such other address or number as such party shall give notice) by any of the following means: (i) hand delivery, (ii) registered or certified mail, postage prepaid, with return receipt requested,
(iii) Federal Express, Airborne Express or like overnight courier service or
(iv) telecopy, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by registered or certified mail, or the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier for next day delivery.

         If to the Banks:        Bank One, Columbus, NA
                                 Attn: Corporate Banking, Metropolitan Division

                                 100 East Broad Street, 7th Floor
                                 Columbus, OH 43271-0170
                                 Telecopier: (614) 248-5518

                                 The Huntington National Bank
                                 Attn: Commercial Banking
                                 41 South High Street
                                 Columbus, OH 43287
                                 Telecopier: (614) 480-5791

         If to the Agent:        Bank One, Columbus, NA, as Agent
                                 Attn: Corporate Banking, Metropolitan Division
                                 100 East Broad Street, 7th Floor
                                 Columbus, OH 43271-0170
                                 Telecopier: (614) 248-5518

         If to the Borrowers:    Rocky Shoes & Boots, Inc.
                                 Attn: David S. Fraedrich,
                                 Executive Vice President
                                 39 East Canal Street
                                 Nelsonville, OH  45764
                                 Telecopier:  (614) 753-4024

                                 Five Star Enterprises Ltd.
                                 Attn: David S. Fraedrich,
                                 Executive Vice President
                                 39 East Canal Street
                                 Nelsonville, OH 45764
                                 Telecopier: (614) 753-4024

                                 Lifestyle Footwear, Inc.
                                 Attn: David S. Fraedrich,
                                 Executive Vice President
                                 39 Canal Street
                                 Nelsonville, OH 45764
                                 Telecopier: (614) 753-4024

         SECTION 11.5 Section Headings, Severability, Entire Agreement. Section and subsection headings have been inserted herein for convenience only and shall not be construed as part of this Agreement. Every provision of this Agreement, the Notes, the Security Agreement and the other Facility Documents is intended to be severable; if any term or provision of this Agreement, the Notes, the Security Agreement or the other Facility Documents delivered in connection herewith shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. All Exhibits and

Schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement. This Agreement and the Exhibits and Schedules attached hereto and the other Facility Documents embody the entire agreement and understanding between the Borrowers, the Agent and the Bank and supersede all prior agreements and understandings relating to the subject matter hereof.

         SECTION 11.6 Governing Law. This Agreement, the Notes and all other Facility Documents are being delivered, and are intended to be performed in, the State of Ohio and shall be construed and enforceable in accordance with, and governed by, the laws of the State of Ohio.

         SECTION 11.7 Right of Setoff. The Borrowers hereby grant to the Banks, for the ratable benefit of both Banks, a right of setoff for all Setoff Obligations of the Borrowers to the Banks hereunder in and to any and all moneys of the Borrowers and the proceeds thereof now or hereafter held or received by or in transit to the Banks from or for the account of the Borrowers, whether for safekeeping, pledge, transmission, collection or otherwise, and also upon any and all deposits (general and special), account balances and credits of the Borrowers with the Banks at any time existing. Each Bank, for the ratable benefit of both Banks, is hereby expressly and irrevocably authorized by the Borrowers at any time and from time to time, without notifying the Borrowers, to setoff, appropriate and apply against any and all items hereinbefore referred to in this Section 11.7 against all Setoff Obligations of the Borrowers to the Banks and the Borrowers shall continue to be liable to the Banks for any deficiency with interest at the applicable rates. The Borrowers hereby irrevocably consent that the Banks shall have the right of, and hereby irrevocably appoints each Bank as their agent for the purpose of, possessing, setting-off, appropriating and applying such items for the benefit of the Banks and paying or delivering over to the Banks any of such items for application in accordance with the provisions hereof.

         SECTION 11.8 Amendments. The Banks and the Borrowers may, from time to time, enter into agreements, amendatory or supplemental hereto, for the purpose of changing any provisions of this Agreement, the Notes, the Security Agreement or the other Facility Documents or changing in any manner the rights of the Banks or the Borrowers hereunder and thereunder. Any such amendatory or supplemental agreement or waiver shall be binding on the Borrowers and the Banks.

         SECTION 11.9 Taxes and Fees. Should any tax (other than a tax based upon the net income of the Banks) or any recording or filing fees become payable in respect of this Agreement, the Notes, the Security Agreement or the other Facility Documents or any amendment, modification or supplement hereof or thereof, the Borrowers agree to pay the same together with any interest or penalties thereon and agree to hold the Banks harmless with respect thereof.

         SECTION 11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement. It shall not be necessary in making proof of this Agreement or of any document required to be executed and delivered in connection herewith to produce or account for more than one counterpart.

         SECTION 11.11 Effective Date. This Agreement shall be effective at such time as executed counterparts of this Agreement have been delivered by the Borrowers to the Banks.

         SECTION 11.12 WAIVER OF JURY TRIAL. THE BANKS, THE AGENT AND EACH BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, THE OTHER FACILITY DOCUMENTS, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. THIS WAIVER SHALL NOT IN ANY WAY AFFECT THE AGENT'S OR THE BANKS' ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY FACILITY DOCUMENT. NEITHER THE BANKS, THE AGENT NOR ANY BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS, THE AGENT OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

         SECTION 11.13 Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, contribution, reimbursement, indemnity, exoneration, implied contract, recourse to security or any other claim (including any claim, as that term is defined in the federal Bankruptcy Code, and any amendments) which such Borrower may now have or later acquire against any other Borrower, any other entity directly or contingently liable for the obligations of the Borrowers under this Agreement and the other Facility Documents or against the Collateral, arising from the existence or performance of such Borrower's obligations under this Agreement and the other Facility Documents.

         SECTION 11.14 Confession of Judgment. Each Borrower irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by the Banks or the Agent, to appear for the Borrower in any court of record in Franklin County, Ohio (which the Borrower acknowledges to be the place where this Agreement was made) or any other state or jurisdiction wherein the Borrower may then reside, to (i) waive the issuing and service of process,
(ii) confess judgment against the Borrower in favor of the holder of this Agreement for all amounts then due hereunder, together with costs of suit,
(iii) release all errors, and (iv) waive all rights of appeal. Each Borrower consents to the jurisdiction and venue of that court. Each Borrower waives any conflict of interest that any attorney-at-law employed or retained by the Banks or the Agent may have in confessing judgment hereunder and consents to payment of a legal fee to any attorney-at-law confessing judgment hereunder. After judgment is entered against one or more of the Borrowers, the power conferred may be exercised as to one or more of the other Borrowers.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

BORROWERS:

Rocky Shoes & Boots Inc.,
 an Ohio corporation

By: /s/ DAVID FRAEDRICH
    ------------------------------
Title:  Executive Vice President
        & Chief Financial Officer

WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.



Five Star Enterprises LTD.,                  Lifestyle Footwear, Inc.,
 a Cayman Islands Corporation                 a Delaware Corporation

By: /s/ DAVID FRAEDRICH                      By: /s/ DAVID FRAEDRICH
   --------------------------------             -------------------------------
   Title: Treasurer                             Title:  Treasurer

BANKS:

Bank One, Columbus, NA,
 a national banking association

By:  /s/ Elizabeth Calwalder
   ----------------------------
Title: Vice President
      -------------------------

The Huntington National Bank,
 a national banking association

By:   /s/ Geoffrey E. Mowery
   ----------------------------
Title: Vice President
      -------------------------

AGENT:

Bank One, Columbus, NA,
 a national banking association

By:  /s/ Elizabeth Calwalder
   ----------------------------
Title: Vice President
      -------------------------

                                   EXHIBIT A

                                 Bank One Note

                           MASTER BUSINESS LOAN NOTE

Due:  April 30, 1998                                             $21,000,000.00
No. ________________                                     Date: January 28, 1997

Promise to Pay: On or before April 30, 1998 (or such later date as may be provided in the Loan Agreement (defined below)), for value received, the undersigned, Rocky Shoes & Boots, Inc., an Ohio corporation, Five Star Enterprises Ltd., a Cayman Islands corporation, and Lifestyle Footwear, Inc., a Delaware corporation (collectively referred to as the "Borrower"), promise to pay, jointly and severally, to Bank One, Columbus, NA, a national banking association (the "Bank"), or order, at the office of the Agent (defined below) located at 100 East Broad Street, Columbus, Ohio 43271-0170, or at such other address as the Agent may give notice of to the Borrower, the sum of Twenty-One Million Dollars ($21,000,000.00) or such lesser sum as is indicated on the Bank's records, plus interest computed on the basis of the actual number of days elapsed in a year of 360 days at the rate per annum announced from time to time by the Bank as its "prime" rate (which rate may not be the lowest rate charged by the Bank to any of its customers) until maturity, whether by demand, acceleration or otherwise. Such interest rate shall be referred to herein as the "Note Rate." Upon the occurrence of an Event of Default (defined below) hereunder and during the continuance of such, the interest rate per annum shall be 300 basis points above the Note Rate then in effect. Each change in the "prime" rate will immediately change the Note Rate, effective as of the opening of business on the date of the change.

In no event shall the interest rate exceed the maximum rate allowed by law; any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Interest will be computed on the unpaid principal balance from the date of each borrowing until paid.

Until maturity, whether by demand, acceleration or otherwise, the Borrower shall pay consecutive monthly installments of interest only commencing February 1, 1997, and continuing on the first day of each month thereafter.

The Borrower may at any time prepay this Note, in whole or in part, without premium or penalty, together with accrued interest on the amount of any such prepayment, in accordance with the terms of the Loan Agreement (defined below).

The Bank shall have the right to assess a late payment processing fee in the amount of the greater of $50.00 and 5% of the scheduled payment in the event of a default in payment that remains uncured for a period of five (5) days.

Master Note: The Bank has authorized a committed credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of loans made from time to time by the Bank to the Borrower. This Note evidences the Borrower's obligation to repay those loans. The aggregate principal amount of debt evidenced by this Note shall be the amount reflected from time to time in the records of the Bank, but shall not exceed the face amount of this Note.

Credit Agreement: This Note evidences a certain debt under the terms of a Revolving Credit Loan Agreement (the "Loan Agreement") between the Bank, the Borrower, The Huntington National Bank and Bank One, Columbus, NA, as Agent (the "Agent"), dated as of January 28, 1997, as the same may be amended, modified, supplemented, restated or replaced from time to time. Reference is made to the Loan Agreement for additional provisions relating to the debt evidenced by this Note.

Security: To secure the payment of this Note and other present and future liabilities of the Borrower to the Bank, the Borrower has pledged and granted to the Agent, for the ratable benefit of the Bank and The Huntington National Bank, a continuing security interest in certain assets of the Borrower pursuant to a Continuing Security Agreement dated as of January 28, 1997, as the same may be amended, modified, supplemented, restated or replaced from time to time. The Bank shall have the right at any time to apply its own debt or liability to the Borrower or to any other party liable on this Note in whole or partial payment of this Note or other present or future liabilities, without any requirement for mutual maturity.

Related Documents: The terms of any other documents executed as part of the loan evidenced by this Note are incorporated herein by reference.

Representations by Borrower: Each Borrower represents that it is a corporation duly organized and existing under the laws of its jurisdiction of formation, and that the execution and delivery of this Note and the performance of the obligations it imposes are within its corporate powers, have been duly authorized by all necessary action of its directors and do not contravene the terms of its articles (certificate) of incorporation and code of regulations (by-laws). Each Borrower represents that the execution and delivery of this Note and the performance of the obligations it imposes do not violate any law, do not conflict with any agreement by which it is bound, do not require the consent or approval of any governmental authority or any third party, and that this Note is a valid and binding agreement, enforceable according to its terms, except as enforcement of such terms may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting creditors' rights generally, provided, however, that each Borrower represents and warrants that no such limitations currently exist as of the date of this Note, or (ii) equitable principles which may limit the availability of the remedy of specific performance or other equitable remedies. Each Borrower also represents that this Note evidences a business loan exempt from the Federal Truth In Lending Act (15 USC ss.1601, et seq.), and the Board of Governors of the Federal Reserve System's Regulation Z (12 CFR ss.226, et seq.).

                        Additional Terms and Conditions

Events of Default: If any of the following events (each an "Event of Default") occurs:

         1. Any Borrower fails to pay when due any amount payable under this Note, and such failure continues for more than five (5) days after such payment became due;

         2. Any Borrower (a) fails to observe or perform any other term of this Note, and such failure to observe or perform continues for more than fifteen
(15) days after such failure shall first become known to any officer of any Borrower, provided, however, that such fifteen (15) day cure period shall not apply to (i) any such failure which in the Bank's good faith opinion is incapable of cure; and (ii) any such failure which has previously occurred; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Agent or the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Agent or the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by this Note) such that the creditor declares the debt due before its maturity;

         3. Any default occurs under the terms of any loan agreement, mortgage, security agreement, or any other document, including the Loan Agreement, executed as part of the loan evidenced by this Note or any other obligation or indebtedness of any Borrower owed to the Bank at any time, and such default continues for more than fifteen (15) days after such default shall first become known to any officer of any Borrower, provided, however that such fifteen (15) day cure period shall not apply to (a) any default which in the Bank's good faith opinion is incapable of cure; (b) any default which has previously occurred; (c) any failure to maintain and keep in effect any insurance required under the Loan Agreement; or (d) any failure to provide to the Bank the financial statements, documents and information required to be provided pursuant to Sections 7.1(a), (b), and (c) of the Loan Agreement;

         4. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974, as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Borrower or any affiliate of any Borrower, or the occurrence of an "ERISA Event" (as defined in the Loan Agreement) which shall not have been cured within thirty
(30) days after any officer of any Borrower has knowledge thereof;

         5. Any Borrower becomes insolvent or unable to pay its debts as they become due;

         6. Any Borrower (a) makes an assignment for the benefit of creditors;
(b) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (c) commences or consents to any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction;

         7. A custodian, receiver or trustee is appointed for any Borrower or for a substantial part of its assets without its consent and is not removed within sixty (60) days after such appointment;

         8. Proceedings are commenced against any Borrower under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for sixty (60) days after commencement;

         9. Any judgment is entered against any Borrower, or any attachment, levy or garnishment is issued against any property of any Borrower, in excess of $250,000.00, and which judgment, attachment, levy or garnishment has not been discharged or stayed within thirty (30) days after issuance, or for such longer period as the Bank may agree to in writing;

         10. Any Borrower, without the Bank's written consent, (a) is dissolved, (b) merges or consolidates with any third party, (c) sells a material part of its assets or business outside the ordinary course of its business, or (d) agrees to do any of the foregoing;

         11. There is a substantial change (other than with respect to changes in the normal course of any Borrower's business, such as seasonal fluctuations) in the existing or prospective financial condition of any Borrower which the Bank in good faith determines to be materially adverse; or

         12. The Bank in good faith deems itself insecure:

then this Note shall become due immediately, without notice, at the Bank's option.

Remedies: If this Note is not paid at maturity, whether by demand, acceleration or otherwise, the Agent and the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Agent or the Bank sends the notice to the Borrower at least seven
(7) days prior to the date of public or private sale, disposition or other event giving rise to the required notice. Upon default, the Agent and the Bank are authorized to cause all or any part of any collateral securing this Note to be transferred to or registered in its (their) name(s) or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any collateral securing this Note. The Borrower is liable to the Agent and the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of this Note, including, without limitation, reasonable attorneys' fees and court costs. These costs and expenses shall include, without limitation, any costs or expenses incurred by the Agent and the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

Waiver: Each endorser and any other party liable on this Note severally waives demand, presentment, notice of dishonor and protest, and consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or part of the collateral securing this Note, to the addition of any party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of this Note. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

Miscellaneous: Each Borrower shall be jointly and severally liable under this Note. This Note shall be binding on each Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns. Any reference to the Bank shall include any holder of this Note. This Note is delivered in the State of Ohio and governed by Ohio law. Section headings are for convenience of reference only and shall not affect the interpretation of this Note. This Note and all related loan documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note, and supersede all oral statements and prior writings relating to that loan.

WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT AND THE BANK, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE, THE LOAN AGREEMENT, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. THIS WAIVER SHALL NOT IN ANY WAY AFFECT THE BANK'S OR THE AGENT'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED HEREIN, IN THE LOAN AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT. NO BORROWER NOR THE BANK AND THE AGENT SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BORROWER, THE AGENT OR THE BANK EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

Each Borrower irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by the Bank or the Agent, to appear for the Borrower in any court of record in Franklin County, Ohio (which the Borrower acknowledges to be the place where this Note was made) or any other state or jurisdiction wherein the Borrower may then reside, to (i) waive the issuing and service of process, (ii) confess judgment against the Borrower in favor of the holder of this Note for the amount then due, together with costs of suit, (iii) release all errors, and (iv) waive all rights of appeal. Each Borrower consents to the jurisdiction and venue of that court. Each Borrower waives any conflict of interest that any attorney-at-law employed or retained by the Bank or the Agent may have in confessing judgment under this Note and consents to payment of a legal fee to any attorney-at-law confessing judgment under the Note. After judgment is entered against one or more of the Borrowers, the power conferred may be exercised as to one or more of the other Borrowers.

The undersigned have executed this Note in Columbus, Ohio, as of the date and year first above written.

                                             Rocky Shoes & Boots Inc.,
                                              an Ohio corporation

                                             By: /s/ DAVID FRAEDRICH
                                                 ------------------------------
                                             Title:  Executive Vice President
                                                     & Chief Financial Officer

WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


FIVE STAR ENTERPRISES LTD.,                  LIFESTYLE FOOTWEAR, INC.,
 A CAYMAN ISLANDS CORPORATION                 A DELAWARE CORPORATION

By: /s/ DAVID FRAEDRICH                      By: /s/ DAVID FRAEDRICH
   --------------------------------             -------------------------------
   Title: Treasurer                             Title:  Treasurer

                                   EXHIBIT B

                                    HNB Note

                           MASTER BUSINESS LOAN NOTE

Due:  April 30, 1998                                             $14,000,000.00
No. ________________                                     Date: January 28, 1997

Promise to Pay: On or before April 30, 1998 (or such later date as may be provided in the Loan Agreement (defined below)), for value received, the undersigned, Rocky Shoes & Boots, Inc., an Ohio corporation, Five Star Enterprises Ltd., a Cayman Islands corporation, and Lifestyle Footwear, Inc., a Delaware corporation (collectively referred to as the "Borrower"), promise to pay, jointly and severally, to The Huntington National Bank, a national banking association (the "Bank"), or order, at the office of the Agent (defined below) located at 100 East Broad Street, Columbus, Ohio 43271-0170, or at such other address as the Agent may give notice of to the Borrower, the sum of Fourteen Million Dollars ($14,000,000.00) or such lesser sum as is indicated on the Bank's records, plus interest computed on the basis of the actual number of days elapsed in a year of 360 days at the rate per annum announced from time to time by the Agent as its "prime" rate (which rate may not be the lowest rate charged by the Agent to any of its customers) until maturity, whether by demand, acceleration or otherwise. Such interest rate shall be referred to herein as the "Note Rate." Upon the occurrence of an Event of Default (defined below) hereunder and during the continuance of such, the interest rate per annum shall be 300 basis points above the Note Rate then in effect. Each change in the "prime" rate will immediately change the Note Rate, effective as of the opening of business on the date of the change.

In no event shall the interest rate exceed the maximum rate allowed by law; any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Interest will be computed on the unpaid principal balance from the date of each borrowing until paid.

Until maturity, whether by demand, acceleration or otherwise, the Borrower shall pay consecutive monthly installments of interest only commencing January, 1997, and continuing on the first day of each month thereafter.

The Borrower may at any time prepay this Note, in whole or in part, without premium or penalty, together with accrued interest on the amount of any such prepayment, in accordance with the terms of the Loan Agreement (defined below).

The Bank shall have the right to assess a late payment processing fee in the amount of the greater of $50.00 and 5% of the scheduled payment in the event of a default in payment that remains uncured for a period of five (5) days.

Master Note: The Bank has authorized a committed credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of loans made from time to time by the Bank to the Borrower. This Note evidences the Borrower's obligation to repay those loans. The aggregate principal amount of debt evidenced by this Note shall be the amount reflected from time to time in the records of the Bank, but shall not exceed the face amount of this Note.

Credit Agreement: This Note evidences a certain debt under the terms of a Revolving Credit Loan Agreement (the "Loan Agreement") between the Bank, the Borrower, Bank One, Columbus, NA and Bank One, Columbus, NA, as Agent (the "Agent"), dated as of January 28, 1997, as the same may be amended, modified, supplemented, restated or replaced from time to time. Reference is made to the Loan Agreement for additional provisions relating to the debt evidenced by this Note.

Security: To secure the payment of this Note and other present and future liabilities of the Borrower to the Bank, the Borrower has pledged and granted to the Agent, for the ratable benefit of the Bank and Bank One, Columbus, NA, a continuing security interest in certain assets of the Borrower pursuant to a Continuing Security Agreement dated as of January 28, 1997, as the same may be amended, modified, supplemented, restated or replaced from time to time. The Bank shall have the right at any time to apply its own debt or liability to the Borrower or to any other party liable on this Note in whole or partial payment of this Note or other present or future liabilities, without any requirement for mutual maturity.

Related Documents: The terms of any other documents executed as part of the loan evidenced by this Note are incorporated herein by reference.

Representations by Borrower: Each Borrower represents that it is a corporation duly organized and existing under the laws of its jurisdiction of formation, and that the execution and delivery of this Note and the performance of the obligations it imposes are within its corporate powers, have been duly authorized by all necessary action of its directors and do not contravene the terms of its articles (certificate) of incorporation and code of regulations (by-laws). Each Borrower represents that the execution and delivery of this Note and the performance of the obligations it imposes do not violate any law, do not conflict with any agreement by which it is bound, do not require the consent or approval of any governmental authority or any third party, and that this Note is a valid and binding agreement, enforceable according to its terms, except as enforcement of such terms may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting creditors' rights generally, provided, however, that each Borrower represents and warrants that no such limitations currently exist as of the date of this Note, or (ii) equitable principles which may limit the availability of the remedy of specific performance or other equitable remedies. Each Borrower also represents that this Note evidences a business loan exempt from the Federal Truth In Lending Act (15 USC ss.1601, et seq.), and the Board of Governors of the Federal Reserve System's Regulation Z (12 CFR ss.226, et seq.).

                        Additional Terms and Conditions

Events of Default: If any of the following events (each an "Event of Default") occurs:

         1. Any Borrower fails to pay when due any amount payable under this Note, and such failure continues for more than five (5) days after such payment became due;

         2. Any Borrower (a) fails to observe or perform any other term of this Note, and such failure to observe or perform continues for more than fifteen
(15) days after such failure shall first become known to any officer of any Borrower, provided, however, that such fifteen (15) day cure period shall not apply to (i) any such failure which in the Bank's good faith opinion is incapable of cure; and (ii) any such failure which has previously occurred; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Agent or the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Agent or the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by this Note) such that the creditor declares the debt due before its maturity;

         3. Any default occurs under the terms of any loan agreement, mortgage, security agreement, or any other document, including the Loan Agreement, executed as part of the loan evidenced by this Note or any other obligation or indebtedness of any Borrower owed to the Bank at any time, and such default continues for more than fifteen (15) days after such default shall first become known to any officer of any Borrower, provided, however that such fifteen (15) day cure period shall not apply to (a) any default which in the Bank's good faith opinion is incapable of cure; (b) any default which has previously occurred; (c) any failure to maintain and keep in effect any insurance required under the Loan Agreement; or (d) any failure to provide to the Bank the financial statements, documents and information required to be provided pursuant to Sections 7.1(a), (b), and (c) of the Loan Agreement;

         4. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974, as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Borrower or any affiliate of any Borrower, or the occurrence of an "ERISA Event" (as defined in the Loan Agreement) which shall not have been cured within thirty
(30) days after any officer of any Borrower has knowledge thereof;

         5. Any Borrower becomes insolvent or unable to pay its debts as they become due;

         6. Any Borrower (a) makes an assignment for the benefit of creditors;
(b) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (c) commences or consents to any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction;

         7. A custodian, receiver or trustee is appointed for any Borrower or for a substantial part of its assets without its consent and is not removed within sixty (60) days after such appointment;

         8. Proceedings are commenced against any Borrower under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for sixty (60) days after commencement;

         9. Any judgment is entered against any Borrower, or any attachment, levy or garnishment is issued against any property of any Borrower, in excess of $250,000.00, and which judgment, attachment, levy or garnishment has not been discharged or stayed within thirty (30) days after issuance, or for such longer period as the Bank may agree to in writing;

         10. Any Borrower, without the Bank's written consent, (a) is dissolved, (b) merges or consolidates with any third party, (c) sells a material part of its assets or business outside the ordinary course of its business, or (d) agrees to do any of the foregoing;

         11. There is a substantial change (other than with respect to changes in the normal course of any Borrower's business, such as seasonal fluctuations) in the existing or prospective financial condition of any Borrower which the Bank in good faith determines to be materially adverse; or

         12. The Bank in good faith deems itself insecure:

then this Note shall become due immediately, without notice, at the Bank's option.

Remedies: If this Note is not paid at maturity, whether by demand, acceleration or otherwise, the Agent and the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Agent or the Bank sends the notice to the Borrower at least seven
(7) days prior to the date of public or private sale, disposition or other event giving rise to the required notice. Upon default, the Agent and the Bank are authorized to cause all or any part of any collateral securing this Note to be transferred to or registered in its their name(s) or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any collateral securing this Note. The Borrower is liable to the Agent and the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of this Note, including, without limitation, reasonable attorneys' fees and court costs. These costs and expenses shall include, without limitation, any costs or expenses incurred by the Agent and the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

Waiver: Each endorser and any other party liable on this Note severally waives demand, presentment, notice of dishonor and protest, and consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or part of the collateral securing this Note, to the addition of any party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of this Note. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

Miscellaneous: Each Borrower shall be jointly and severally liable under this Note. This Note shall be binding on each Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns. Any reference to the Bank shall include any holder of this Note. This Note is delivered in the State of Ohio and governed by Ohio law. Section headings are for convenience of reference only and shall not affect the interpretation of this Note. This Note and all related loan documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note, and supersede all oral statements and prior writings relating to that loan.

WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT AND THE BANK, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE, THE LOAN AGREEMENT, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. THIS WAIVER SHALL NOT IN ANY WAY AFFECT THE BANK'S OR THE AGENT'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED HEREIN, IN THE LOAN AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT. NO BORROWER NOR THE BANK AND THE AGENT SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BORROWER, THE AGENT OR THE BANK EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

Each Borrower irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by the Bank or the Agent, to appear for the Borrower in any court of record in Franklin County, Ohio (which the Borrower acknowledges to be the place where this Note was made) or any other state or jurisdiction wherein the Borrower may then reside, to (i) waive the issuing and service of process, (ii) confess judgment against the Borrower in favor of the holder of this Note for the amount then due, together with costs of suit, (iii) release all errors, and (iv) waive all rights of appeal. Each Borrower consents to the jurisdiction and venue of that court. Each Borrower waives any conflict of interest that any attorney-at-law employed or retained by the Bank or the Agent may have in confessing judgment under this Note and consents to payment of a legal fee to any attorney-at-law confessing judgment under the Note. After judgment is entered against one or more of the Borrowers, the power conferred may be exercised as to one or more of the other Borrowers.

The undersigned have executed this Note in Columbus, Ohio, as of the date and year first above written.

                                             Rocky Shoes & Boots Inc.,
                                              an Ohio corporation

                                             By: /s/ DAVID FRAEDRICH
                                                 ------------------------------
                                             Title:  Executive Vice President
                                                     & Chief Financial Officer

WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


FIVE STAR ENTERPRISES LTD.,                  LIFESTYLE FOOTWEAR, INC.,
 A CAYMAN ISLANDS CORPORATION                 A DELAWARE CORPORATION

By: /s/ DAVID FRAEDRICH                      By: /s/ DAVID FRAEDRICH
   --------------------------------             -------------------------------
   Title: Treasurer                             Title:  Treasurer